Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
among
TRUSTCO HOLDINGS, INC.,
TRUSTCO MINNESOTA, INC.
and
HEALTH FITNESS CORPORATION
Dated as of January 20, 2010

i

ii

Exhibit A	Conditions to the Offer
Exhibit B	Articles of Incorporation of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 20, 2010, is by and among Trustco Holdings, Inc., a Delaware corporation (“Parent”), Trustco Minnesota, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and Health Fitness Corporation, a Minnesota corporation (the “Company”).
RECITALS
     WHEREAS, it is proposed that Merger Sub shall commence an offer to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company (“Shares”), for the Offer Price (as defined in Section 3.1(a) hereof) (as may be amended from time to time in accordance with this Agreement, the “Offer”), on the terms and subject to the conditions set forth herein;
     WHEREAS, it is also proposed that, following the consummation of the Offer, Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned Subsidiary (as defined in Section 9.3(f) hereof) of Parent, on the terms and subject to the conditions set forth herein (the “Merger”);
     WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;
     WHEREAS, the Board of Directors of the Company (the “Company Board”) and a committee of disinterested directors of the Company Board have each unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement (the “Company Board Determination”), (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger and (iii) subject to the terms and conditions of this Agreement, resolved and agreed to recommend that the Company’s shareholders accept the Offer, tender their Shares pursuant to the Offer and adopt this Agreement; and
     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Offer and the Merger as specified herein.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE OFFER
     Section 1.1 The Offer.
     (a) On the terms and subject to the conditions set forth in this Agreement, as promptly as reasonably practicable after the date hereof, and in any event within seven (7) Business Days (as defined in Section 9.3(b) hereof) after such date, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer. The obligations of Merger Sub, and of Parent to cause Merger Sub, to accept for payment and pay for any Shares tendered pursuant to the Offer and not validly withdrawn pursuant to the Offer shall be subject only to the satisfaction or waiver by Merger Sub of the conditions set forth in Exhibit A hereto and the terms and conditions hereof (collectively, the “Offer Conditions”). Merger Sub may, in its sole discretion, waive any Offer Condition or modify the terms or conditions of the Offer, except that, without the prior written consent of the Company, Merger Sub shall not (i) reduce the Offer Price, (ii) change the form of consideration payable in the Offer (other than by adding consideration), (iii) reduce the number of Shares to be purchased in the Offer, (iv) waive or change the Minimum Condition (as such term is defined in Exhibit A), (v) add to the Offer Conditions or modify them in a manner adverse to the holders of Shares, (vi) extend the expiration of the Offer except as required or permitted by Section 1.1(b), (vii) modify any term of the Offer set forth in this Agreement in a manner adverse to the holders of Shares, or (viii) abandon or terminate the Offer, except as permitted by this Agreement.
     (b) The Offer shall initially expire at midnight, New York City time, on the date that is twenty (20) business days (for purposes of this Section 1.1(b), business days shall be calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) after the commencement of the Offer, except as may otherwise be required by applicable Law (as defined in Section 4.4(a) hereof); provided, however, that if at any scheduled expiration date of the Offer (including any extension thereof), the Offer Conditions shall not have been satisfied or waived, and if this Agreement shall not have been terminated in accordance with Article VIII, Merger Sub may (in its sole discretion, without consent of the Company), and, to the extent requested in writing by the Company prior to such scheduled expiration date, shall, extend the Offer for one or more additional consecutive periods of up to twenty (20) business days per extension (with the length of such periods to be determined in the sole discretion of Parent consistent with applicable Law); provided, further, that in no event shall Merger Sub be obligated to extend the Offer past the date that is 150 days after commencement thereof (the “Outside Date”); provided, further, that if this Agreement shall not have been terminated in accordance with Article VIII, Merger Sub shall also extend the Offer for any additional period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof; provided, further, that Merger Sub may, in its sole discretion, provide one or more subsequent offering periods (each, a “Subsequent Offering Period”) after the expiration of the Offer, in accordance with Rule 14d-11 under the Exchange Act, if, as of the commencement of each such Subsequent Offering Period, there shall not have been validly tendered and not withdrawn pursuant to the Offer and any prior Subsequent Offering Period that number of Shares necessary to permit the Merger to be effected without approval of the shareholders of the

Company, in accordance with Section 302A.621 of the Business Corporation Act of the State of Minnesota (the “MBCA”).
     (c) Subject to the terms of the Offer and this Agreement and the satisfaction of all of the Offer Conditions, Merger Sub shall irrevocably accept for payment (the time of such acceptance, the “Acceptance Time”) and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the expiration date thereof (as the same may be extended and re-extended) or (in the case of any Shares tendered during any Subsequent Offering Period) as soon as practicable following the valid tender thereof. For the avoidance of doubt, if, at any scheduled expiration date of the Offer, all of the Offer Conditions have been satisfied or waived and this Agreement has not otherwise been terminated in accordance with its terms, Merger Sub shall on such date accept for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer in accordance with this Agreement and shall, as soon as practicable after the Acceptance Time, pay for such Shares. For the further avoidance of doubt, the Acceptance Time shall not be extended by any Subsequent Offering Period.
     (d) Merger Sub shall timely file with the Commissioner of Commerce of the State of Minnesota a registration statement related to the Offer required to be filed pursuant to Chapter 80B of the Minnesota Statutes (the “Minnesota Registration Statement”) and shall disseminate in the Offer Documents (as defined in Section 1.2 hereof) the information set forth in the Minnesota Registration Statement to the extent and within the time period required by Chapter 80B of the Minnesota Statutes. Merger Sub shall promptly file with the Commissioner of Commerce of the State of Minnesota all materials referred to in Section 80B.04 of the Minnesota Statutes that Parent and Merger Sub file with the SEC or otherwise make available to the shareholders of the Company.
     Section 1.2 Offer Documents. As promptly as reasonably practicable on the date of commencement of the Offer, Parent and Merger Sub shall (a) file a Tender Offer Statement on Schedule TO (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) with respect to the Offer, which shall contain or shall incorporate by reference an offer to purchase (the “Offer to Purchase”) and forms of the related letter of transmittal and form of summary advertisement (the Schedule TO and the Offer to Purchase, together with all amendments, supplements and exhibits thereto, the “Offer Documents”) and (b) cause the Offer Documents to be disseminated to the Company’s shareholders, in each case as and to the extent required by the Exchange Act. The Company shall promptly provide Parent and Merger Sub in writing, for inclusion in the Offer Documents, all information concerning the Company that is required under the Exchange Act to be included in the Offer Documents. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information becomes false or misleading in any material respect, and each of Parent and Merger Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Company’s shareholders, in each case as and to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments and supplements thereto prior to the filing thereof with the SEC, and Parent shall give reasonable and good faith consideration to all additions, deletions, changes and other comments suggested by the Company and its counsel. In addition, Parent and

Merger Sub shall provide to the Company and its counsel any comments, whether written or oral, that Parent or Merger Sub may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review and comment upon such responses and Parent shall give reasonable consideration to all additions, deletions, changes or other comments suggested by the Company and its counsel.
     Section 1.3 Company Actions.
     (a) The Company hereby consents to the Offer, the Merger and the other transactions contemplated by this Agreement and, so long as no Adverse Recommendation Change (as defined in Section 6.4(d) hereof) has occurred in accordance with Section 6.4, to the inclusion in the Offer Documents of the Company Board Determination and the recommendation of the Company Board recommending that the holders of Shares accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and, if necessary under applicable Law, adopt this Agreement and approve the Merger and the other transactions contemplated hereby in accordance with the provisions of the MBCA (the “Company Recommendation”).
     (b) On the date of filing by Parent and Merger Sub of the Offer Documents, the Company shall file with the SEC and disseminate to the Company’s shareholders a Solicitation/Recommendation Statement on Schedule 14D-9 (such Solicitation/Recommendation Statement on Schedule 14D-9, together with any amendments, supplements and exhibits thereto, the “Schedule 14D-9”) containing the Company Board Determination and the Company Recommendation, and the Company shall cause the Schedule 14D-9 to be disseminated to the Company’s shareholders (provided that Merger Sub shall use reasonable best efforts to cause the Schedule 14D-9 to be disseminated concurrently with and in the same mailing envelope as the Offer Documents, if requested by the Company) as required by Rule 14d-9 under the Exchange Act. Each of Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that is required by the Exchange Act to be included in the Schedule 14D-9. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information becomes false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the Company’s shareholders, in each case, as and to the extent required by applicable Law. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments and supplements thereto prior to the filing thereof with the SEC and the Company shall give reasonable and good faith consideration to all additions, deletions, changes or other comments suggested by Parent, Merger Sub and their counsel. In addition, the Company agrees to provide Parent, Merger Sub and their counsel any comments, whether written or oral, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and any written or oral responses thereto. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment upon such responses, and the Company shall give reasonable consideration to all additions, deletions, changes or other comments suggested by Parent, Merger Sub and their counsel.

     (c) In connection with the Offer, the Company shall promptly furnish Parent and Merger Sub with mailing labels containing the names and addresses of the record holders of the Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings, any non-objecting beneficial owner lists, computer files in the Company’s possession or control and all other information in the Company’s possession or control regarding the beneficial owners of the Shares, and shall promptly furnish Parent and Merger Sub with such additional shareholder information (including, but not limited to, periodic updates of such information) and assistance as Parent, Merger Sub or their agents or Representatives (as defined in Section 6.4(b) hereof) may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares.
     (d) The Company shall promptly file with the Commissioner of Commerce of the State of Minnesota all materials referred to in Section 80B.04 of the Minnesota Statutes that the Company files with the SEC or otherwise makes available to the shareholders of the Company.
     Section 1.4 Directors.
     (a) Subject to compliance with applicable Law and the articles of incorporation and bylaws of the Company, promptly upon the payment by Merger Sub for Shares pursuant to the Offer representing at least such number of Shares as shall satisfy the Minimum Condition (the “Election Time”), and at all times thereafter, Parent shall be entitled to elect or designate such number of directors on the Company Board (“Directors”), rounded up to the next whole number, as is equal to the product of the total number of Directors (determined after giving effect to the Directors elected or appointed pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent and Merger Sub and their respective Affiliates (as defined in Section 9.3(a) hereof) at such time (including Shares so accepted for payment pursuant to the Offer and any Top-Up Shares (as defined in Section 1.5(a) hereof) actually acquired by Merger Sub) bears to the total number of Shares then outstanding (disregarding any outstanding Company Stock Options or Company Warrants or any other rights to acquire Shares). In furtherance thereof, the Company shall, upon request of Parent, subject to compliance with applicable Law and the articles of incorporation and bylaws of the Company, promptly (and in any event no later than one Business Day after such request by Parent) (i) take all such actions as are necessary or desirable to appoint to the Company Board the individuals so designated by Parent pursuant to this Section 1.4, including promptly filling vacancies or newly created directorships on the Company Board, promptly increasing the size of the Company Board (including by action of the Company Board and by the amendment of the bylaws of the Company, if necessary) and/or promptly seeking the resignations of such number of incumbent directors as is necessary or desirable to enable Parent’s designees to be elected to the Company Board and (ii) cause Parent’s designees to be elected to the Company Board. The Company shall, upon request of Parent at any time after the Election Time, subject to compliance with applicable Law and the articles of incorporation and bylaws of the Company, also promptly use reasonable best efforts to cause individuals designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (A) each committee of the Company Board (including, without limitation, the audit committee), (B) each board of directors (or similar body) of each Subsidiary of the Company and (C) each committee (or similar body) of each such board.

     (b) The Company’s obligations to elect or designate Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Subject to Parent’s compliance with the immediately following sentence in this Section 1.4(b), the Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 in order to fulfill its obligations under this Section 1.4, including mailing to shareholders, together with the Schedule 14D-9 if practicable and in any event no later than ten days prior to the Acceptance Time, the information required under Section 14(f) and Rule 14f-1 as is necessary to enable Parent’s designees to be elected or designated to the Company Board. Parent shall supply to the Company any information with respect to itself and its officers, Directors and Affiliates to the extent required for the Company to comply with Section 14(f) of the Exchange Act and Rule 14f-1. The provisions of Sections 1.4(a) and (b) are in addition to and shall not limit any rights that any of Parent, Merger Sub or any of their respective Affiliates may have as a record holder or beneficial owner of Shares or a matter of applicable Law with respect to the election of directors or otherwise. In addition, in connection with the Offer, the Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, cooperate with Parent and Merger Sub to disseminate the Offer Documents to holders of Shares held in or subject to any Company Plan (as defined in Section 4.11(a) hereof) and to permit such holder of Shares to tender their Shares in the Offer.
     (c) In the event that Parent’s designees are elected or designated to the Company Board pursuant to this Section 1.4, then, until the Effective Time (as defined in Section 2.3 hereof), the Company shall use reasonable best efforts to cause the Company Board to maintain at least three Directors who are members of the Company Board on the date of this Agreement and who are independent for purposes of Rule 10A-3 under the Exchange Act and the rules of the NYSE Amex (the “Independent Directors”) and are eligible to serve on the Company’s audit committee under the rules of the Exchange Act and the NYSE Amex, and at least one of whom is an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K and the instructions thereto; provided, however, that if the number of Independent Directors is reduced below three for any reason, the remaining Independent Director(s) shall be entitled to nominate an individual or individuals to fill such vacancy who shall be deemed to be Independent Directors for purposes of this Agreement and who are eligible to serve on the Company’s audit committee under the rules of the Exchange Act and the NYSE Amex (and, if applicable, at least one of whom is an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K and the instructions thereto), or, if no Independent Directors then remain, the other Directors shall designate three individuals to fill such vacancies who are independent for purposes of Rule 10A-3 under the Exchange Act and who are eligible to serve on the Company’s audit committee under the rules of the Exchange Act and the NYSE Amex and at least one of whom is an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K and the instructions thereto, and such individuals shall be deemed to be Independent Directors for purposes of this Agreement. The Company and the Company Board shall promptly take all action as may be necessary to comply with their obligations under this Section 1.4(c). Notwithstanding anything in this Agreement to the contrary, from and after the time, if any, that Parent’s designees pursuant to this Section 1.4 constitute a majority of the Company Board and prior to the Effective Time, subject to the terms hereof, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub or waiver of any of the Company’s rights hereunder, shall require the concurrence of a majority of the Independent Directors if such amendment, termination, extension or waiver would reasonably be expected to have an adverse effect on any holders of Shares other than Parent or Merger Sub.
     Section 1.5 The Top-Up Option.
     (a) The Company hereby irrevocably grants to Merger Sub an option (the “Top-Up Option”), exercisable only upon the terms and conditions set forth in this Section 1.5, to purchase, following the Acceptance Time, that number of Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Parent and Merger Sub at the time of exercise, would constitute one share more than ninety percent of the total Shares then outstanding (determined on a fully diluted basis and including the issuance of the Top-Up Shares), at a price per Share equal to the Offer Price.
     (b) The Top-Up Option shall be exercisable once in whole and not in part at any time during the twenty Business Day period immediately following the Acceptance Time or if any Subsequent Offering Period is provided, during the twenty Business Day period following the expiration date of such Subsequent Offering Period; provided, however, that in no event shall the Top-Up Option be exercisable (i) for a number of Shares in excess of the Company’s then authorized and unissued shares of common stock or (ii) if, after the exercise of the Top-Up Option, Parent and Merger Sub would not own a sufficient number of Shares to cause a short-form merger of the Company pursuant to Section 302A.621 of the MBCA; provided, further, that the Top-Up Option shall automatically terminate upon the earlier to occur of (A) the Effective Time and (B) the termination of this Agreement in accordance with its terms.
     (c) In the event that Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall so notify the Company in writing, and shall set forth in such notice (i) the number of Shares that will be owned by Parent and Merger Sub immediately preceding the purchase of the Top-Up Shares and (ii) the place and time for the closing of the purchase of the Top-Up Shares (the “Top-Up Closing”). The Company shall, as soon as practicable following receipt of such notice, notify Parent and Merger Sub in writing of the number of Shares then outstanding and the number of Top-Up Shares. At the Top-Up Closing, Merger Sub shall pay to the Company in cash the aggregate purchase price required to be paid for the Top-Up Shares (calculated by multiplying the number of such Top-Up Shares by the Offer Price) and the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares, which certificate may include any legends required by applicable securities Laws; provided, however, at Parent’s election, the aggregate purchase price for the Top-Up Shares may be paid in cash, through the issuance of a full-recourse promissory note by Merger Sub, bearing simple interest at five percent (5%) per annum and due on the first anniversary of the Top-Up Closing, which promissory note may be prepaid, in whole or in part, without premium or penalty, or a combination of cash and such a promissory note.
     (d) Merger Sub acknowledges that the Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Merger Sub represents and warrants to the Company that Merger Sub is, and will be upon the purchase of the Top-Up Shares, an

“accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for its own account, for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).
     Section 1.6 Short-Form Merger. If, after the consummation of the Offer and any exercise of the Top-Up Option, the number of Shares beneficially owned by Parent, Merger Sub and any other Affiliates of Parent collectively represent at least ninety percent of the then-outstanding Shares, upon the terms and subject to the conditions of this Agreement, Parent shall cause Merger Sub to, and the Company shall execute and deliver such documents and instruments and take such other actions as Parent or Merger Sub may reasonably request, in order to cause the Merger to be completed as promptly as reasonably practicable without a meeting of the shareholders of the Company as provided in Section 302A.621 of the MBCA, and otherwise as provided in Articles II and III below.
ARTICLE II
THE MERGER
     Section 2.1 The Merger. Upon the terms and subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in this Agreement and in accordance with the MBCA, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.
     Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. local time, as soon as practicable but in no event later than the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
     Section 2.3 Effective Time. Upon the terms and subject to the conditions of this Agreement, as soon as practicable on the Closing Date, the parties shall file articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Minnesota, executed in accordance with the relevant provisions of the MBCA, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the MBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Minnesota or at such other date or time as Merger Sub and the Company may agree and specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).
     Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this

Agreement and in the relevant provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     Section 2.5 Articles of Incorporation; Bylaws.
     (a) At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended to be identical to the articles of incorporation set forth in Exhibit B hereto and, as so amended, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.
     (b) At the Effective Time, the bylaws of the Surviving Corporation shall be amended to be identical to the bylaws of Merger Sub (as in effect immediately prior to the Effective Time), except that such bylaws shall reflect that the name of Surviving Corporation is Health Fitness Corporation. Such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.
     Section 2.6 Directors. The directors of the Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.
     Section 2.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.
ARTICLE III
EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
     Section 3.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:
     (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 3.1(b) and other than any Dissenting Shares as defined in Section 3.5 hereof), shall thereupon be converted automatically into, and shall thereafter represent, the right to receive $8.78 in cash (the “Offer Price”), without interest, and subject to deduction for any required withholding Tax (as defined in Section 4.14(l)(i) hereof) (the “Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such a Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Share in accordance with Section 3.3.

     (b) Each Share owned, directly or indirectly, by Parent or Merger Sub or any of their respective Subsidiaries or by the Company or any of its Subsidiaries immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
     (c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
     Section 3.2 Treatment of Options, Restricted Stock and Warrants.
     (a) At the Effective Time, each option (each, a “Company Stock Option”) to purchase Shares granted under any employee, consultant, representative or Director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company or any of its Subsidiaries (collectively, the “Company Equity Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be canceled and, in exchange therefor (and in full satisfaction thereof), the Surviving Corporation shall pay, and Parent shall cause the Surviving Corporation to pay, to each Person who, at the time of such cancellation, was holding any such canceled Company Stock Option as soon as practicable following the Effective Time an amount in cash (without interest, and subject to deduction for any required withholding Taxes) equal to the product of (i) the excess (if any) of the Merger Consideration over the exercise price per Share under such Company Stock Option and (ii) the number of Shares subject to such Company Stock Option; provided, that if the exercise price per Share under any such Company Stock Option is equal to or greater than the Merger Consideration, then such Company Stock Option shall be canceled without any cash payment being made in respect thereof.
     (b) Immediately prior to the Effective Time, all unvested restricted stock other than Forfeited Restricted Stock (the “Unvested Restricted Stock”) granted under the Company Equity Plans outstanding immediately prior to the Effective Time shall vest (i.e., all restrictions on the restricted stock shall lapse) and, along with all other vested restricted stock, shall be treated in accordance with Section 3.1(a). Immediately prior to the Effective Time, each share of Forfeited Restricted Stock shall be forfeited and cancelled and none of the holders thereof shall receive or be entitled to any consideration in connection therewith. Concurrent with or promptly following the execution of this Agreement, the Company shall adopt resolutions and take all actions necessary to provide that the Forfeited Restricted Stock is forfeited and cancelled immediately prior to the Effective Time and none of the holders thereof are entitled to any consideration in connection therewith.
     (c) Following the Effective Time, the Surviving Corporation shall comply with the terms and conditions of each warrant to purchase Shares (the “Company Warrants”), including the requirements of Section 9(b) of each of the Company Warrants.
     Section 3.3 Payment.
     (a) Prior to the Effective Time, Merger Sub shall enter into an agreement with the Company’s transfer agent or other paying agent selected by Parent and reasonably acceptable to the Company (the “Paying Agent”). At or prior to the Effective Time, Parent shall deliver or cause to be delivered to the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration in accordance with Section 3.1(a) (the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 3.1(a), except as provided in this Agreement. Parent and the Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, incurred by them in connection with the payment of the Merger Consideration and other amounts contemplated by this Article III.
     (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of (i) a certificate or certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares or (ii) uncertificated Shares represented by book-entry (“Book-Entry Shares”) which, in each case, were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 3.1(a), (A) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares held by such Person (as defined in Section 9.3(e) hereof) shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, as applicable, and shall be in customary form and contain such other provisions as Parent or the Paying Agent may reasonably specify) and (B) customary instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration payable with respect thereto pursuant to Section 3.1(a) and customary instructions consistent with Section 3.3(e) for use in effecting payment for lost, stolen or destroyed Certificates. Upon surrender of a Certificate or Book-Entry Share to the Paying Agent, together with such letter of transmittal, properly completed and duly executed, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share (in each case, subject to deduction for any required withholding Taxes), and such Certificate or Book-Entry Share shall forthwith be canceled. No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate or Book-Entry Share. In the event that the Merger Consideration is to be paid to a Person other than the Person in whose name any Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender or transfer the Merger Consideration pursuant to Section 3.1(a) payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, without any interest thereon.
     (c) The payment of the applicable Merger Consideration upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to the

Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares (as defined in Section 3.5 hereof). The Paying Agent shall invest the cash included in the Payment Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Shares. Any interest and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such earnings shall accrue to the benefit of holders of Shares.
     (d) Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares nine months after the Effective Time shall be delivered to the Surviving Corporation or one of its Affiliates upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation, as general creditors thereof, for payment of the Merger Consideration with respect to Shares formerly represented by such Certificate or Book-Entry Share, without interest. Notwithstanding the foregoing, neither the Surviving Corporation nor any of its Affiliates shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 4.4(b) hereof)) shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.
     (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary or advisable as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.
     (f) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.3(a) to pay for Dissenting Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation or one of its Affiliates, upon demand.
     Section 3.4 Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company Stock Options, Company Warrants or restricted stock or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the

Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
     Section 3.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Shares issued and outstanding immediately prior to the Effective Time that are held of record or beneficially owned by a Person who has properly exercised and preserved and perfected dissenters’ rights with respect to such Shares under Sections 302A.471 and 302A.473 of the MBCA and has not withdrawn or lost such rights (“Dissenting Shares”) will not be converted into or represent the right to receive the Merger Consideration for such Shares, but instead will be treated in accordance with Sections 302A.471 and 302A.473 of the MBCA unless and until such Person effectively withdraws or loses such Person’s right to payment under Section 302A.473 of the MBCA (through failure to preserve or protect such right or otherwise). If, after the Effective Time, any such Person effectively withdraws or loses such right, then each such Dissenting Share held of record or beneficially owned by such Person will thereupon be treated as if it had been converted, at the Effective Time, into the right to receive the Merger Consideration, without interest. After the Effective Time, the Surviving Corporation will comply with all applicable provisions of the MBCA with respect to the Dissenting Shares. The Company will give Parent prompt written notice upon receipt by the Company at any time before the Effective Time of any notice of intent to demand the fair value of any shares of Company common stock under Section 302A.473 of the MBCA and any withdrawal of any such notice. The Company will not, except with the prior written consent of Parent, negotiate, voluntarily make any payment with respect to, or settle or offer to settle, any such demand at any time before the Effective Time, and prior to the Effective Time, Parent and Sub will have the right to direct all negotiations and proceedings with respect to the Dissenting Shares.
     Section 3.6 Adjustment of Merger Consideration. In the event that the Company changes or establishes a record date for changing the number of Shares issued and outstanding as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction with respect to the outstanding Shares and the record date therefor shall be prior to the Effective Time, the Merger Consideration and any other calculations based on or relating to Shares shall be appropriately, equitably and proportionately adjusted in light of such stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction.
     Section 3.7 Employee Stock Purchase Plan. Prior to the date of this Agreement, the Company has taken all action (and provided Parent with evidence thereof) necessary to suspend the Company’s Employee Stock Purchase Plan (the “ESPP”). The Company shall take any and all actions with respect to the ESPP as are necessary to provide that, effective as of the Effective Time, the ESPP shall terminate.
     Section 3.8 Tax Treatment. The parties hereto agree that the Merger, together with the acceptance for payment of Shares pursuant to the Offer, shall be treated for U.S. federal income tax purposes, and for applicable state, local, foreign and other income Tax purposes, as a taxable purchase by Parent of the Shares converted in the Merger or accepted for payment pursuant to the Offer, in exchange for the Offer Price. The separate corporate existence of Merger Sub, any promissory note delivered as consideration for the Top-Up Shares and the Top-Up Shares for such purposes shall be disregarded. Each of the parties hereto shall not, and shall not cause or permit its respective Affiliates to, take any tax position inconsistent with the treatment described in this Section 3.8.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except (a) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Article IV to which the relevance of such information is reasonably apparent on the face of such disclosure) and (b) as disclosed in the Publicly Available SEC Documents (other than disclosure contained under the heading “Risk Factors,” “Forward-Looking Statements” or “Private Securities Litigation Reform Act” and other than any similar risk factor, forward-looking statement or other disclosures that are predictive or forward-looking in nature and provided that none of the disclosures in the Publicly Available SEC Documents qualify any of the representations or warranties in Section 4.2, 4.3, 4.4, 4.21, 4.22 or 4.23), to the extent the relevance of such disclosure with respect to any section or subsection of this Article IV is reasonably apparent on the face of such disclosure, the Company represents and warrants to Parent and Merger Sub as follows:
     Section 4.1 Organization, Standing and Power.
     (a) Section 4.1 of the Company Disclosure Letter contains a complete and accurate list, for the Company and each of its Subsidiaries, of its name, its jurisdiction of organization, the Company’s percentage ownership for any Subsidiary that is not a wholly owned Subsidiary and the jurisdictions in which such entity is qualified to conduct business. Each of the Company and its Subsidiaries (each of the Company and its Subsidiaries is referred to herein as an “Acquired Company” and, collectively, as the “Acquired Companies”) (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures that, individually or in the aggregate, have not, and would not reasonably be expected to have, a Material Adverse Effect.
For purposes of this Agreement, except as otherwise limited by Section 4.19(b), “Material Adverse Effect” means any event, change, circumstance, effect or state of facts that, either individually or in the aggregate, and whether or not a breach of any representation or warranty contained in this Agreement, is materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that to the extent any event, change, circumstance, effect or state of facts is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “Material Adverse Effect”: (1) general changes, trends or developments in any of the industries in which the Company or any of its Subsidiaries operates; (2) changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial markets; (3) international calamity directly or indirectly involving the United States, national calamity, an act of war (whether or not declared), sabotage, terrorism, military actions or the escalation thereof, natural disaster, an act of God or other force majeure events; (4) changes in any applicable Laws or GAAP (but in the case of each of clauses (1) through (4) above, only to the extent such event has not and does not, individually or in the aggregate, disproportionately impact the Company and its Subsidiaries relative to other participants in the business-to-business fitness management services and business-to-business health management services industries); (5) changes in the market price or trading volume of the Company’s common stock (provided that the events, changes, circumstances, effects and states of facts underlying any such changes and any other results thereof shall not be excluded in determining whether there has been a Material Adverse Effect, unless otherwise excluded by any one or more of clauses (1) through (4), inclusive, or clauses (6) through (9), inclusive, of this paragraph); (6) any failure by the Company or any Subsidiary to meet any estimates or expectations of the Company’s or such Subsidiary’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its Subsidiaries to meet its own internal or published projections, budgets, plans or forecasts of its revenues, earnings, cash flows or other financial performance or results of operations (provided that the events, changes, circumstances, effects and states of facts underlying any such failures and any other results thereof shall not be excluded in determining whether there has been a Material Adverse Effect, unless otherwise excluded by any one or more of clauses (1) through (5), inclusive, or clauses (7) through (9), inclusive, of this paragraph); (7) any actions taken (or omitted to be taken) at the written request of or consented to in writing by Parent, Merger Sub or their Affiliates or Representatives (other than actions contemplated by this Agreement); (8) any increase in the cost or availability of financing to Parent or Merger Sub; or (9) any events, changes, circumstances, effects or states of facts that are directly attributable to the announcement of the execution of this Agreement with Parent as opposed to any other Person or the performance of this Agreement and the transactions contemplated hereby (it being understood that nothing contained in this clause (9) shall be deemed to limit Parent’s ability to consider any events, changes, circumstances, effects and/or states of facts with respect to customers of the Company or any of its Subsidiaries in determining whether there has been a Material Adverse Effect). For the avoidance of doubt, references to the defined term “Material Adverse Effect” herein shall always include the exceptions described in clauses (1) through (9) above, inclusive.
     (b) The Company has delivered or made available to Parent true, correct and complete copies of (i) the articles of incorporation, bylaws and other charter or organizational documents of each of the Acquired Companies, including all amendments thereto (the “Company Constituent Documents”) and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the equity holders of each of the Acquired Companies, the board of directors or managers of each of the Acquired Companies and all committees of the board of directors or managers of each of the Acquired Companies, in each case since January 1, 2005, except for minutes or actions by written consent of the boards of directors or committees of the boards of directors of the Acquired Companies that relate solely to, or such portions of such minutes or actions prior to the date of this Agreement that relate solely to, the consideration by such directors of the transactions contemplated hereby or other similar transactions, in each case, which minutes or actions by written consent are listed on Section 4.1(b) of the Company Disclosure Letter. The Company Constituent Documents are in full force and effect on the date hereof. The Company has no Subsidiaries, except for the entities identified in Section 4.1 of the Company Disclosure Letter. None of the Acquired Companies has any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any other entity, other than those set forth in Section 4.1 of the Company Disclosure Letter.
     Section 4.2 Capital Stock.
     (a) The authorized capital stock of each Acquired Company and the issued and outstanding capital stock of each Acquired Company as of the date hereof are set forth in Section 4.2(a) of the Company Disclosure Letter. Each of the outstanding shares of capital stock or other equity interests of each Acquired Company is, and the shares of capital stock that may be issued pursuant to Company Stock Options and Company Warrants will be (when issued in accordance with the terms thereof), duly authorized, validly issued, fully paid and nonassessable and free of, and not in violation of, any preemptive rights. All shares and other equity interests of the Subsidiaries of the Company are owned by the Company or another wholly owned Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges, mortgages or other encumbrances (collectively, “Liens”) of any nature whatsoever, except for Permitted Liens (as defined in Section 4.17 hereof).
     (b) As of the date of this Agreement, there are (i) 10,202,065 Shares issued and outstanding (including 334,012 shares of Unvested Restricted Stock); (ii) no shares of preferred stock of the Company issued or outstanding; (iii) 1,018,050 Shares reserved for issuance pursuant to Company Stock Options granted and outstanding under the Company Equity Plans, which Company Stock Options have a weighted average exercise price of $4.64; and (iv) 778,515 Shares reserved for issuance pursuant to outstanding Company Warrants with a weighted average exercise price of $4.75. Except as set forth in Section 4.2(b) of the Company Disclosure Letter or, with respect to periods after the date hereof, as permitted by Section 6.1(b), (A) there are not outstanding or authorized (1) any securities of any Acquired Company convertible into or exchangeable for shares of capital stock or voting securities of any Acquired Company or (2) any options, calls, warrants, pre-emptive rights, anti-dilution rights or other rights, rights agreements, shareholder rights plans, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Acquired Company, (B) there are no outstanding obligations of any Acquired Company to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Acquired Company or to provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary, (C) no Acquired Company has issued, sold or granted phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of any Acquired Company and there are no outstanding stock appreciation rights issued by any Acquired Company with respect to the capital stock of any Acquired Company (“Company Stock Equivalents”), (D) there are no voting trusts or other agreements or understandings to which any of the Acquired Companies or any of their respective officers and directors is a party with respect to the voting of capital stock of any Acquired Company, and (E) there are no outstanding bonds, debentures, notes or other indebtedness of any Acquired Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the shareholders or other equity holders of the Acquired Companies may vote (the “Company Voting Debt”). Each Company Stock Option may, by its terms, be treated as set forth in Section 3.2(a). Section 4.2(b) of the Company Disclosure Letter sets forth the type and, based on the assumptions set forth in Section 4.2(b) of the Company Disclosure Letter, the amount of consideration which the holder of such Company Warrant will be entitled to receive pursuant to the terms of such Company Warrant at and following the Acceptance Time. Each share of Unvested Restricted Stock may, by its terms, be treated as set forth in Section 3.2(b) hereof. Section 4.2(b) of the Company Disclosure Letter sets forth all shares of unvested restricted stock subject to performance-based vesting for which the performance objectives have not been achieved and which relate to 2007 and 2008 performance periods (the “Forfeited Restricted Stock”). Each share of Forfeited Restricted Stock may, by its terms, be treated as set forth in Section 3.2(b). None of the shares of Forfeited Restricted Stock is included in the number of Shares outstanding.
     (c) Section 4.2(c) of the Company Disclosure Letter sets forth the following information with respect to each Company Stock Option outstanding as of the date of this Agreement: (i) the Company Equity Plan pursuant to which such Company Stock Option was granted; (ii) the name of the holder of such Company Stock Option; (iii) the number of shares of Company common stock subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; (vi) the extent to which such Company Stock Option is vested and exercisable as of the date of this Agreement and the times and extent to which such Company Stock Option is scheduled to become vested and exercisable after the date of this Agreement; and (vii) the date on which such Company Stock Option expires. The exercise price of each Company Stock Option is equal to or greater than the fair market value of the Shares subject to such Company Stock Option (determined as of the date such Company Stock Option was granted). Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code, if any, so qualifies.
     (d) Section 4.2(d) of the Company Disclosure Letter sets forth the following information with respect to each Company Warrant outstanding as of the date of this Agreement: (i) the name of the holder of such Company Warrant; (ii) the number of shares of Company common stock subject to such Company Warrant; (iii) the exercise price of such Company Warrant; (iv) the date on which such Company Warrant was granted; (v) the extent to which such Warrant is vested and exercisable as of the date of this Agreement and the times and extent to which such Company Warrant is scheduled to become vested and exercisable after the date of this Agreement; and (vi) the date on which such Company Warrant expires. The exercise price of each Company Warrant is equal to or greater than the fair market value of the Shares subject to such Company Warrant (determined as of the date such Company Warrant was granted). The Company has complied in all material respects with the terms of the Company Warrants. All outstanding Company Warrants have been granted pursuant to the warrant agreements identified on Section 4.2(d) of the Company Disclosure Letter, accurate and complete copies of which have been provided to Parent prior to the date hereof.
     (e) Section 4.2(e) of the Company Disclosure Letter sets forth the following information with respect to each share of Unvested Restricted Stock outstanding as of the date of this Agreement: (i) the Company Equity Plan pursuant to which such Unvested Restricted Stock was granted; (ii) the name of the holder of such Unvested Restricted Stock; (iii) the number of shares of Company common stock subject to such Unvested Restricted Stock; (iv) the date on which such Unvested Restricted Stock was granted; and (v) the dates on which such Unvested Restricted Stock is scheduled to vest.
     (f) The Company has made available to Parent accurate and complete copies of all stock equity plans pursuant to which the Company has granted Company Stock Options and Unvested Restricted Stock and the forms of all award agreements evidencing such Company Stock Options and Unvested Restricted Stock. There are no outstanding options or warrants to purchase Shares, restricted Shares or restricted stock units associated with Shares that were issued other than pursuant to any Company Equity Plan and set forth in Sections 4.2(c), (d) and (e) of the Company Disclosure Letter.
     (g) Section 4.2(g) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the amount of indebtedness for borrowed money of the Company and its Subsidiaries (including any guarantee of any indebtedness of borrowed money of any Person).
     Section 4.3 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject, in the case of the Merger if Parent and its Subsidiaries do not own at least 90% of the outstanding Shares immediately prior to the filing of the Articles of Merger, to the adoption and approval of this Agreement and the Merger by the holders of at least a majority of the outstanding stock of the Company entitled to vote thereon (the “Company Shareholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Shareholder Approval (if Parent and its Subsidiaries do not own at least 90% of the outstanding Shares immediately prior to the filing of the Articles of Merger) and to the filing of the Articles of Merger with the Secretary of State of the State of Minnesota as required by the MBCA. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). The Company Board, at a meeting duly called and held, has unanimously approved and declared advisable and in the best interests of the Company and its shareholders this Agreement and the transactions contemplated hereby, has authorized the issuance of the Top-Up Shares, assuming the Top-Up Option is exercised pursuant to

Section 1.5, and resolved to recommend that the Company’s shareholders accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and, if necessary under applicable Law, adopt this Agreement and approve the Merger and the other transactions contemplated hereby in accordance with the provisions of the MBCA, which resolutions have not been rescinded, modified or withdrawn in any way except, if applicable, to the extent permitted by Section 6.4. A committee of disinterested Directors of the Company Board, at a meeting duly called and held, has (i) approved this Agreement and the transactions contemplated by this Agreement (including the Offer and the Merger), which approval, to the extent applicable, constituted approval under the provisions of Sections 302A.011, Subd. 38(h) and 302A.673, Subd. 1 of the MBCA, as a result of which this Agreement and the transactions contemplated by this Agreement (including the Offer and the Merger), are not and will not be subject to the restrictions on control share acquisitions or business combinations under the provisions of Sections 302A.671 and 302A.673, respectively, of the MBCA, and (ii) recommended to the Company Board that the Company Board approve this Agreement and the transactions contemplated by this Agreement (including the Offer and the Merger).
     Section 4.4 No Conflict; Consents and Approvals.
     (a) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Constituent Documents, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vi) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any statute, law, ordinance, rule, regulation, order, judgment or decree (collectively, “Law”) or any settlement, injunction or award of any Governmental Entity, in each case that is applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound, (iii) except as set forth in Section 4.4 of the Company Disclosure Letter, result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of guaranteed payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Material Contract (as defined in Section 4.15 hereof) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, (iv) result in any breach or violation of any Company Plan (including any award agreement thereunder), or (v) result in the creation of any Lien upon any of the properties or assets of the Acquired Companies (or of Parent and its Subsidiaries following the Acceptance Time) except, in the case of clauses (ii), (iii), (iv) and (v), for any such conflict, breach, violation, default, loss, right or other occurrence that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect and does not and would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby.
     (b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court, commission or other governmental body (each, a

“Governmental Entity”), except for (i) such filings as required under applicable requirements of the Exchange Act (and the rules and regulations promulgated thereunder) and under state securities and “blue sky” Laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any filings required under the applicable requirements of antitrust or other competition Laws of jurisdictions other than the United States or investment Laws relating to foreign ownership (“Foreign Antitrust Laws”), (iii) such filings as are necessary to comply with the applicable requirements of the New York Stock Exchange or the NYSE Amex, (iv) the filing with the Secretary of State of the State of Minnesota of the Articles of Merger as required by the MBCA and appropriate documents with the relevant authorities of other states or jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (v) such filings as may be required under the MBCA or Chapter 80B of the Minnesota Statutes in connection with the transactions contemplated by this Agreement and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and does not and would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby.
     Section 4.5 SEC Reports; Financial Statements.
     (a) The Company has filed or furnished all forms, reports, statements, schedules, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2005 (all such forms, reports, statements, schedules, certificates and other documents filed or furnished since January 1, 2005, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and SOX (as defined in Section 4.5(d) hereof), and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. Except to the extent that information in any Company SEC Document has been revised or superseded by a subsequently filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any form, report, statement, schedule, certificate or other document with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation system.
     (b) The audited consolidated financial statements of the Company (including any related notes thereto) that are included in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) that are included in the Company SEC Documents (x) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (y) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and (z) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments).
     (c) The Company (i) maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of such internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act and SOX with respect to such reports. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of SOX for the year ended December 31, 2008, and such assessment concluded that such controls were effective.
     (d) The then-acting Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the statements contained in such certifications are accurate; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.
     Section 4.6 No Undisclosed Liabilities. Except as set forth in Section 4.6 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries for any applicable period (including any liabilities which would be required to be so reflected solely as a result of the passage of time), including any periods ending on or after September 30, 2009, except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet as at September 30, 2009 (or the notes thereto) included in the Company SEC Documents, (b) incurred in the ordinary course of business since September 30, 2009 consistent with past practice and consistent in nature and amount with those set forth on the Company’s consolidated balance sheet as at September 30, 2009, (c) which have been discharged or paid in full prior to the date of this Agreement or (d) incurred pursuant to or in connection with the transactions contemplated by this Agreement.
     Section 4.7 Certain Information.
     (a) None of the documents required to be filed by the Company with the SEC or the Commissioner of Commerce of the State of Minnesota or required to be distributed or otherwise disseminated to the Company’s shareholders by the Company in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9, the proxy or information statement of the Company (the “Proxy Statement”), if any, to be filed with the SEC for use in connection with the solicitation of proxies from the Company’s shareholders in connection with the Merger and the Company Shareholders Meeting (as defined in Section 6.5(b) hereof), if any, and the Minnesota Registration Statement, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading (i) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption and approval of this Agreement, (ii) in the case of the Minnesota Registration Statement, as supplemented or amended, if applicable, at the time the Minnesota Registration Statement or any amendment or supplement thereto is filed with the Commissioner of Commerce of the State of Minnesota and at any time of distribution or dissemination thereof to the shareholders of the Company and (iii) in the case of any Company Disclosure Document other than the Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the Acceptance Time. The Company Disclosure Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Company Disclosure Documents.
     (b) The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent in writing specifically for use in the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents, and at the Acceptance Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     Section 4.8 Absence of Certain Changes or Events. Except as set forth in Section 4.8 of the Company Disclosure Letter, since September 30, 2009, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, and there has not been any event, development, change or state of circumstances that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect, or that, if occurred after the date hereof, would have resulted in a breach of Section 6.1.
     Section 4.9 Litigation. Except as set forth in Section 4.9 of the Company Disclosure Letter, (a) there is no material suit, claim, action, proceeding, arbitration, mediation, conciliation or consent decree or, to the knowledge of the Company, audit or investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties, (b) neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any material judgment, order, injunction, ruling or decree of any Governmental Entity, (c) to the knowledge of the Company, there is no Action pending or threatened against any officer or director of the Company that is reasonably likely to result in any material liability on the part of any Acquired Company, whether or not such liability is insured, and (d) there is no Action pending or threatened that challenges, or may have the effect of materially impeding, interfering with, hindering or delaying the Merger, the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby.
     Section 4.10 Compliance with Laws.
     (a) Except with respect to the matters addressed in Sections 4.5, 4.11, 4.13 and 4.14, and except as set forth in Section 4.10 of the Company Disclosure Letter, the Company and each of its Subsidiaries are in, and at all times since January 1, 2005 have been in, compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.
     (b) Except with respect to Environmental Laws (which are the subject of Section 4.13), the Company and its Subsidiaries have in effect all permits, licenses, grants, easements, clearances, variances, exceptions, consents, certificates, exemptions, registrations, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease, operate or use their properties and to carry on their businesses as now conducted, except for any Permits the absence of which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect. All Permits of the Company and its Subsidiaries are in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.
     (c) Except as set forth in Section 4.10 of the Company Disclosure Letter, since January 1, 2005, none of the Acquired Companies has received any written notice or other written communication (or, to the knowledge of the Company, any oral communication) from any Governmental Entity or any lawyer or consultant (knowledgeable in the relevant field) regarding any actual or threatened revocation, withdrawal, suspension, cancellation, termination, deficiency, dispute or modification with respect to any material Permit.

     (d) To the knowledge of the Company, the Company and its Subsidiaries are not currently, nor have they been in the past, under investigation by the Department of Justice (the “DOJ”), the Office of the Inspector General of the U.S. Department of Health and Human Services, the Occupational Safety & Health Administration, any state Attorney General for promotional or other fraud and abuse or related issues. No Person has filed or, to the knowledge of the Company, has threatened to file against the Company or any of its Subsidiaries a claim or action relating to any of the Company’s or its Subsidiaries’ respective assets or businesses under any foreign, federal or state whistleblower statute, including without limitation, under the False Claims Act (31 U.S.C. § 3729 et seq.).
     (e) The Company and its Subsidiaries have at all times complied in a timely manner in all material respects with the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1 et seq.) and any other Laws regarding the use of funds for political activity or commercial bribery. To the knowledge of the Company, there are no situations with respect to the business of the Company or any of its Subsidiaries which involved or involves (i) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds; or (iii) the receipt of any illegal discounts, rebates or kick-backs in violation of Law.
     Section 4.11 Benefit Plans.
     (a) Section 4.11(a) of the Company Disclosure Letter sets forth a complete and accurate list of each Company Plan. For purposes of this Agreement, “Company Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including any “multiemployer plan” (within the meaning of ERISA Section 3(37)), and any stock purchase, stock option, severance, change-in-control, fringe benefit (if material), bonus, incentive, deferred compensation, employment or other material employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, and whether or not terminated, under which any current or former employee, officer or director of the Company or any of its Subsidiaries or, if the amounts with respect thereto are material, any independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits or the Company or any of its Subsidiaries has any current or future potential liability to or on behalf of any current or former employee, officer or director of the Company or any of its Subsidiaries or, if the amounts with respect thereto are material, any independent contractor of the Company or any of its Subsidiaries (including an obligation to make contributions). With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) all plan documents, including all amendments, (ii) all related trust agreements or other funding instruments, insurance contracts and administrative contracts, (iii) the most recent determination letter issued by the U.S. Internal Revenue Service (the “IRS”) with respect to such plan, (iv) the current summary plan description and other equivalent written communications by the Company or any of its Subsidiaries to their respective employees concerning the extent of the benefits provided under each Company Plan, (v) audited financial reports and Forms 5500 (including all schedules thereto) for the three most recent plan years and (vi) all correspondence with any Governmental Entity relating to any Action or potential Action.
     (b) With respect to the Company Plans:
          (i) except as set forth in Section 4.11(b) of the Company Disclosure Letter, each Company Plan has been established and administered in accordance with its terms and in material compliance with applicable Laws, including ERISA and the Code, including all filing and disclosure requirements imposed on it with respect to such Company Plans, and no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA or Section 412 of the Code, has occurred with respect to any Company Plan which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, and all contributions required to be made under the terms of any Company Plan have been timely made;
          (ii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred that would reasonably be expected to cause any such Company Plan to not be so qualified where such occurrence, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;
          (iii) there is no Action (including, to the knowledge of the Company, any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans, or to the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits), nor are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions;
          (iv) each Company Plan which is a nonqualified deferred compensation plan within the meaning of, and subject to, Section 409A of the Code has been at all times administered, operated and maintained in all respects in accordance with its terms and according to the requirements of Section 409A of the Code, except for any failure that, individually or in the aggregate, has not and would not result in a material liability to the Company or any of its Subsidiaries; no Person is entitled to receive any additional payment from the Company or any of its Subsidiaries as a result of the imposition of a Tax under Section 409A of the Code, and no Person is entitled to receive any additional payment as a result of the imposition of a Tax under Section 409A of the Code; and
          (v) each Company Plan subject to the Laws of any jurisdiction outside of the United States (A) has been maintained and operated in all material respects in accordance with all applicable requirements of such Laws, (B) if intended to qualify for special Tax treatment, has met all requirements for such treatment, and (C) if intended to be funded and/or book-reserved, is fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, and the Company and its Subsidiaries have complied with all their respective obligations under such non-United States Law.
     (c) No Company Plan is subject to Title IV of ERISA, and neither the Company, any of its Subsidiaries, nor any trade or business (whether or not incorporated) which, together with the Company or any of its Subsidiaries, has been, within the past ten years, or would be treated as a single employer under Section 414 of the Code (each such trade or business, an “ERISA Affiliate”) has any liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, under Section 412 of the Code or Title IV of ERISA. Neither the Company, any of its Subsidiaries, nor any of its current or former ERISA Affiliates has, at any time during the last ten years, contributed to or been obligated to contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA, or any employee benefit plan, program or arrangement that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, a multiple employer plan subject to Section 4063 or 4064 of ERISA, or a multiple employer welfare benefit arrangement (as defined in Section 3(40(A) of ERISA).
     (d) Neither the Company nor any of its Subsidiaries has any obligations for post-employment health or life benefits for any of their respective retired, former or current employees, except as required by Law.
     (e) Neither the Company, any of its Subsidiaries, nor any of its ERISA Affiliates has any liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, (i) on account of any violation of the health care requirements of Part 6 or 7 of Subtitle B of Title I of ERISA or Section 4980B or 4980D of the Code, or (ii) under Section 502(i) or 502(l) of ERISA, which, in the case of each of clause (i) and (ii), individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
     (f) Except as specifically provided herein or set forth in Section 4.11(f) of the Company Disclosure Letter, the consummation of the Offer and the Merger and the other transactions contemplated hereby will not, either alone or together with any other event, (i) entitle any current or former employee, officer or director or independent contractor of the Company or any of its Subsidiaries to severance pay, or (ii) accelerate the time of payment or vesting or trigger any payment or funding (whether through a grantor trust or otherwise) of compensation or benefits under, increase the amount allocable or payable or trigger any other material obligation pursuant to, any Company Plan.
     (g) Except as set forth in Section 4.11(g) of the Company Disclosure Letter, there is no contract, plan or arrangement covering any current or former employee of the Company or any of its Subsidiaries or any other Person that, individually or in the aggregate, could, as a result of the consummation of the transactions contemplated hereby (either alone or in connection with any other event), give rise to the payment of any amount that will not be deductible by the Company or any of its Subsidiaries under Section 280G of the Code and no Person is entitled to receive any additional payment as a result of the imposition of any excise tax under Section 4999 of the Code.
     Section 4.12 Labor Matters. Except as set forth in Section 4.12 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or is bound by,

any collective bargaining agreement with any labor union or labor organization, or any other agreement regarding the rates of pay or working conditions of any employees. Neither the Company nor any of its Subsidiaries is obligated under any agreement to recognize or bargain with any labor organization, representative, or union. There is no labor dispute, strike, picketing, work stoppage or lockout, or, to the knowledge of the Company, organizational activity, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, whether engaged in collective action or not. Except as set forth in Section 4.12 of the Company Disclosure Letter, the Company and each of its Subsidiaries has complied in all material respects with all applicable legal, administrative and regulatory requirements relating to wages, hours, immigration, discrimination in employment and collective bargaining as well as the Workers Adjustment and Retraining Notification Act (“WARN”) and comparable state and federal Laws, whether domestic or international, and are not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Further, to the knowledge of the Company, there are no material unfair labor practice charges, grievances, complaints or investigations pending or threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries, including any complaints alleging violations of state or federal Laws, whether domestic or international, including but not limited to Wage and Hour, immigration, discrimination in employment, safety, Office of Federal Contract Compliance, Occupational Safety and Health Administration, Department of Labor, Fair Labor Standards, and federal WARN Act or its related state or international laws or regulations.
     Section 4.13 Environmental Matters.
     (a) Except, individually or in the aggregate, as has not had, and would not reasonably be expected to have, a Material Adverse Effect, and except as set forth in the environmental assessments, citations, notifications or other documents disclosed in Section 4.13 of the Company Disclosure Letter: (i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits (as defined in Section 4.13(c)(ii) hereof) required under such Environmental Laws to operate as they currently operate; (ii) to the knowledge of the Company, there are no Materials of Environmental Concern (as defined in Section 4.13(c)(iii) hereof) at any property owned or operated by the Company or any of its Subsidiaries, except under circumstances that are not reasonably likely to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Laws; (iii) neither the Company nor any of its Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute concerning, any release or threatened release of Materials of Environmental Concern at any location; and (iv) neither the Company nor any of its Subsidiaries has received any written claim or complaint, or is currently subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing.
     (b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 4.13 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

     (c) For purposes of this Agreement, the following terms shall have the meanings assigned below:
          (i) “Environmental Laws” means all foreign, federal, state or local statutes, regulations, ordinances, codes or decrees protecting the quality of the ambient air, soil, surface water or groundwater, or indoor air, in effect as of the date of this Agreement and any common law related to such;
          (ii) “Environmental Permits” means all permits, licenses, registrations and other authorizations currently required under applicable Environmental Laws; and
          (iii) “Materials of Environmental Concern” means any pollutant, contaminant, hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act.
     Section 4.14 Taxes.
     (a) Except as set forth in Section 4.14(a) of the Company Disclosure Letter, all material Tax Returns (as defined in Section 4.14(l)(ii) hereof) required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), all such Tax Returns were, at the time of filing, true and complete in all material respects and disclose all material Taxes required to be paid by the Company and each Subsidiary for the periods covered thereby, all Taxes shown to be due on such Tax Returns have been paid, and true and complete copies of all such Tax Returns of the Company and its Subsidiaries for taxable periods ended on or after December 31, 2006 have been made available to Parent.
     (b) Neither the Company nor any of its Subsidiaries is delinquent in the payment of any material Taxes.
     (c) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent.
     (d) Section 4.14(d) of the Company Disclosure Letter lists each of the Tax Returns described in Section 4.14(a) which have been examined by any taxing authority or are under examination by any taxing authority as of the date of this Agreement, or for which the Company has received notice of examination by any taxing authority.
     (e) All material Taxes which the Company or any of its Subsidiaries are required by Law to withhold or collect for payment have been duly withheld and collected, and have been paid to the appropriate Governmental Entity or accrued, reserved against and entered on the books of the Company.
     (f) Neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation

Section 1.1502-6 (or any similar provision of state, local or foreign Law), pursuant to any Tax allocation or Tax indemnity agreement, as a transferee or successor or otherwise.
     (g) Except as set forth in Section 4.14(g) of the Company Disclosure Letter, as of the date of this Agreement, there is no Action pending or, to the knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any material Taxes, and all deficiencies asserted or assessments made as a result of the examination of any Tax Returns have been paid in full.
     (h) Neither the Company nor any of its Subsidiaries has waived in writing any statute of limitations in respect of Taxes or agreed in writing to any extension of time with respect to a Tax assessment or deficiency.
     (i) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to “FIRPTA”), and no stock transfer Taxes, sales Taxes, use Taxes, real estate transfer Taxes, or other similar Taxes will be imposed on the transactions contemplated by this Agreement.
     (j) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) or any similar state provisions.
     (k) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” for purposes of Section 355 of the Code during the period beginning two (2) years before the date hereof or otherwise that could be treated as part of a plan (or series of related transactions) pursuant to which the transactions contemplated by this Agreement are a part.
     (l) As used in this Agreement:
          (i) “Tax” (and, with correlative meaning, “Taxes”) means (i) any federal, state, provincial, local or foreign taxes of whatever kind or nature (together with all interest, penalties and additions imposed with respect to such amounts) imposed by a Governmental Entity including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, margin or net worth, escheat or unclaimed property payments, and taxes in the nature of excise, withholding, ad valorem or value added taxes and (ii) any liability of the Company or any of its Subsidiaries for the payment of amounts with respect to payments of a type described in clause (i) as a result of being (or having been) a member of an affiliated, consolidated, combined or unitary group, as a result of any obligation under any tax allocation or tax indemnity agreement, or as a result of being a transferee or successor.
          (ii) “Tax Returns” means any foreign or domestic (whether national, federal, state, provincial, local or otherwise) return, declaration, statement, report, schedule, form or information return relating to Taxes, including, without limitation, any amended tax return, declaration of estimated tax or claim for refund.

     Section 4.15 Contracts. Section 4.15 of the Company Disclosure Letter sets forth a true and complete list of each Contract between the Company or any of its Subsidiaries, on the one hand, and the ten largest customers of the health management services business of the Company and its Subsidiaries and the five largest customers of the fitness management services business of the Company and its Subsidiaries, in each case on the basis of total revenue for the year ended December 31, 2009, on the other hand. Except as set forth in Section 4.15 of the Company Disclosure Letter, and except for this Agreement and except as filed with the SEC, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract that (a) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, (b) is a non-competition Contract or other Contract that (i) purports to limit in any material respect either the type of business in which the Company or any of the Subsidiaries of the Company (or, after the payment by Merger Sub for Shares pursuant to the Offer, Parent or any of its Subsidiaries) or any of their respective Affiliates may engage or the manner or geographic area in which any of them may so engage in any business, (ii) would require the disposition of any material assets or line of business of the Company or any of its Subsidiaries (or, after the Acceptance Time, Parent or any of its Subsidiaries) or any of their respective Affiliates as a result of the consummation of the transactions contemplated by this Agreement, (iii) is a Contract that grants “most favored nation” status to any Person that, following the Acceptance Time, would apply to Parent or any of its Subsidiaries, including the Company or any of its Subsidiaries, and affects in any material respect the pricing of any products or services by the Company of any of its Subsidiaries or, following the Acceptance Time, Parent or any of its Subsidiaries (including the Company and its Subsidiaries) or (iv) prohibits or limits, in any material respect, the right of the Company or any of its Subsidiaries (or, after the Acceptance Time, would prohibit or limit, in any material respect, the right of Parent or any of its Subsidiaries) to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights, or (c) under which any Acquired Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money in excess of $200,000 (except for such indebtedness between the Acquired Companies or guaranties by any Acquired Company of indebtedness of any Acquired Company) (each such Contract as described in this Section 4.15 or listed in Section 4.15 of the Company Disclosure Letter, a “Material Contract”). True and complete copies of all Material Contracts of the Company and its Subsidiaries have been made available to Parent. For purposes of this Agreement, “Contract” means any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation (whether written or oral), together with all amendments thereto. Each Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the knowledge of the Company, any other party thereto, and is in full force and effect, except in each case for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. Except, individually or in the aggregate, as has not had, and would not reasonably be expected to have, a Material Adverse Effect, and except as set forth in Section 4.15 of the Company Disclosure Letter, there is no default under any Contract by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto.

     Section 4.16 Insurance. Section 4.16 of the Company Disclosure Letter sets forth a complete and correct list of all material insurance policies owned or held by the Company and each of its Subsidiaries. Except individually or in the aggregate, as has not had, and would not reasonably be expected to have, a Material Adverse Effect, (a) from January 1, 2007 through the date hereof, each of the Acquired Companies has been continuously insured with financially responsible insurers, in each case in such amounts and with respect to such risks and losses as management has reasonably determined to be prudent in accordance with industry practices and (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of the Company or any of its Subsidiaries. Section 4.16 of the Company Disclosure Letter sets forth a complete and correct list of the annual premium for the Company’s current fiscal year for the Company’s D&O Insurance (as defined in Section 6.11(c) hereof).
     Section 4.17 Properties.
     (a) The Company does not own, and, to the knowledge of the Company, has never owned, any real property and does not hold any option to acquire any real property. Except individually or in the aggregate, as has not had, and would not reasonably be expected to have, a Material Adverse Effect, the Company or one or more of its Subsidiaries is the lessee of all leasehold estates reflected in the unaudited balance sheet of the Company as at September 30, 2009 included in the Company SEC Documents or acquired after the date thereof (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is in full force and effect, and is valid without default (including any event which with notice or lapse of time or both would become a default) thereunder by the lessee or to the knowledge of Company, the lessor. No notices of default under any such lease have been received by any Acquired Company that have not been resolved.
     (b) Section 4.17(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all leases, subleases, modifications, amendments, waivers, side letters, guaranties and other agreements relating thereto, under which any Acquired Company uses or occupies or has the right to use or occupy, now or in the future, any material real property (the “Real Property Leases,” each real property leased under a Real Property Lease referred to as a “Real Property”). The Company has provided or made available to Parent true, correct and complete copies of all Real Property Leases. Each Real Property Lease is valid, binding and in full force and effect, and all rent and other sums and charges payable by any Acquired Company as tenants thereunder are current in all material respects. No termination event or condition or uncured default of a material nature on the part of any Acquired Company or, to the knowledge of the Company, the landlord thereunder exists under any Real Property Lease. Each Acquired Company has a good and valid leasehold interest in each parcel of material real property leased by it free and clear of all Liens, except (i) statutory ad valorem and real estate and other Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith pursuant to appropriate proceedings, (ii) mechanic’s, warehousemen’s, materialmen’s, landlord’s, or similar Liens securing obligations incurred in the ordinary course of business that are not yet due and payable; (iii) encumbrances on real property in the nature of zoning restrictions, easements, rights of way, encroachments, restrictive covenants, and other similar rights or restrictions that were not incurred in connection with the borrowing of money or the obtaining of advances or credit and that do not, individually or in the aggregate, materially detract from the value the properties subject thereto or affected thereby or materially impair present business operations at such properties; (iv) existing Liens expressly disclosed in the Company’s consolidated balance sheet as at September 30, 2009 (or the notes thereto) included in the Company SEC Documents; and (v) Liens that do not materially detract from the value or materially interfere with the present use of the properties subject thereto or affected thereby (collectively, “Permitted Liens”). The leasehold estates and Real Property Leases described in Section 4.17(b) of the Company Disclosure Letter are sufficient to conduct the businesses of the Acquired Companies in all material respects as now conducted.
     (c) Except as disclosed in Section 4.17(c) of the Company Disclosure Letter, the improvements owned or leased by the Acquired Company and located on any parcel of Real Property in all material respects are structurally sound, are in good working order and repair and are free from defects, except for ordinary wear and tear. All such improvements and the occupancy, use and operation of such improvements conform in all material respects with all applicable zoning, building, fire and safety Laws, and none of the Company or its Subsidiaries has received written notice of noncompliance with any such Laws.
     Section 4.18 Intellectual Property.
     (a) Section 4.18(a) of the Company Disclosure Letter sets forth a true and complete list of: (i) all registered trademarks, service marks, trade names and domain names and pending applications to register any trademarks, service marks or trade names; (ii) patents and pending patent applications; (iii) registered copyrights and pending applications to register copyrights, in each case owned by the Company or any of its Subsidiaries on the date hereof (all of the foregoing being collectively referred to as the “Company Registered IP”); (iv) all written agreements pursuant to which Company or one of its Subsidiaries is licensed or otherwise permitted to use any patent, copyright, trademark, service mark, trade name, domain name or trade secret owned by a third party and material to, or used in any material respect in, the business or operations of the Company or any of its Subsidiaries; and (v) except for software licensed pursuant to a “shrink wrap” or “click wrap” agreement or pursuant to a commercially available license agreement with annual license fees less than $10,000, all material software included in the products of Company or one of its Subsidiaries or otherwise used in the business operations of the Company or any of its Subsidiaries, in each case indicating whether the software is owned by the Company or one of its Subsidiaries or owned by a third party and licensed to the Company or one of its Subsidiaries. Except as set forth in Section 4.18(a) of the Company Disclosure Letter, the Company or one of its Subsidiaries either own free and clear of all Liens, except Permitted Liens, or have a perpetual royalty-free right to use under a valid and enforceable license or other agreement, all patents, copyrights, trademarks, service marks, trade names, domain names, trade secrets, software (except for software licensed pursuant to a “shrink wrap” or “click wrap” agreement or pursuant to a commercially available license agreement with annual license fees less than $10,000) and other intellectual property (collectively, “Intellectual

Property”) necessary to conduct their respective businesses in all material respects as currently conducted. Except as set forth in Section 4.18(a) of the Company Disclosure Letter: (w) all patents and registrations for trademarks included in the Company Registered IP are subsisting and, to the knowledge of the Company, valid and enforceable; (x) all copyrights included in the Company Registered IP are valid, subsisting and enforceable; (y) all pending patent applications and pending applications to register any unregistered trademarks, service marks, trade names or copyrights included in the Company Registered IP are pending and in good standing, all without challenge of any kind; and (z) the Company has the sole and exclusive right to bring actions for infringement or unauthorized use of the Intellectual Property owned by the Company or one of its Subsidiaries. Except as set forth in Section 4.18(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notice or claim in three years prior to the date hereof challenging the validity or enforceability of any Company Registered IP that remains pending or unresolved.
     (b) Except as set forth in Section 4.18(b) of the Company Disclosure Letter, each of the Company and its Subsidiaries has taken commercially reasonable steps to (i) protect, maintain and enforce the material Intellectual Property owned by the Company or any of its Subsidiaries; and (ii) maintain the confidentiality of all material information of the Company or any of its Subsidiaries that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks.
     (c) Except as set forth in Section 4.18(c) of the Company Disclosure Letter, (i) to the knowledge of the Company, the Company and its Subsidiaries are not infringing upon or misappropriating in any material respect any Intellectual Property of any third party in connection with the conduct of their respective businesses, (ii) neither the Company nor any of its Subsidiaries has received in the three years prior to the date hereof any written notice or claim asserting that any such infringement or misappropriation is occurring, which notice or claim remains pending or unresolved, (iii) to the knowledge of the Company, no third party is misappropriating or infringing any material Intellectual Property owned by the Company or any of its Subsidiaries and (iv) no material Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries.
     Section 4.19 Relationships with Customers.
     (a) Except as set forth in Section 4.19(a) of the Company Disclosure Letter, since January 1, 2009, (i) no customer of the Company or any of its Subsidiaries has notified the Company or any of its Subsidiaries that such customer intends to, or has provided written notice to the Company or any of its Subsidiaries that such customer is considering or has otherwise threatened in writing to, cancel, terminate, modify or fail to renew any Contract to which such customer or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand, is a party and (ii) there exists no actual or, to the knowledge of the Company, threatened termination, cancellation or material limitation of, or any material modification or change in, the business relationship of the Company and its Subsidiaries with any of the ten largest customers of the health management services business of the Company and its Subsidiaries and the five largest customers of the fitness management services business of the Company and its Subsidiaries, in each case on the basis of total revenue for the year ended December 31, 2009.
     (b) Section 4.19(b) of the Company Disclosure Letter lists certain customer Contracts that have expired and that are in discussion for renewal or that are expected to expire by their terms prior to January 31, 2010 (“Listed Renewal Contracts”). The Company makes no representation or warranty concerning the likelihood that any Contracts that are in discussion for renewal (including the Listed Renewal Contracts) will be renewed. Notwithstanding any other provision of this Agreement to the contrary, and without acknowledgement by either party as to the effect in general of Contract nonrenewals in the determination of whether a Material Adverse Effect has occurred, the parties acknowledge that the termination, nonrenewal or modification of any of the Listed Renewal Contracts shall not, in and of itself, be deemed to constitute a Material Adverse Effect for purposes of this Agreement.
     Section 4.20 Brokers. Except for Greene Holcomb & Fisher LLC, and except as set forth in Section 4.20 of the Company Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.
     Section 4.21 Rule 14d-10(d) Matters. All amounts payable to holders of Shares and other securities of the Company (the “Covered Securityholders”) pursuant to the Company Plans (i) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of Shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Compensation/Human Capital Committee of the Company Board (the “Compensation Committee”) (each member of which the Company Board determined is an “independent director” within the meaning of Section 803(A) of the Company Guide of the NYSE Amex) and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (A) at a meeting duly called and held at which all members of the Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (1) each Company Equity Plan, (2) the treatment of the Company Stock Options, Company Warrants and restricted stock, the applicable Company Equity Plans and any applicable Company Plans, (3) the terms of Section 6.9 of this Agreement and (4) each other Company Plan, which resolutions have not been rescinded, modified or withdrawn in any way, and (B) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the Exchange Act with respect to the foregoing arrangements.
     Section 4.22 Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.9, the approval by the Company Board referred to in Section 4.3 constitutes the approval of this Agreement and the transactions contemplated hereby, including the Merger, for purposes of the MBCA, and no further action is required by the Company Board (or any committee thereof) or the shareholders of the Company to render inapplicable to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement the restrictions on (i) a “control share acquisition” (as defined in Section 302A.011 of the MBCA) set forth in Section 302A.671 of the MBCA and (ii) a “business combination” with an “interested shareholder” (each as defined in Section 302A.011 of the MBCA) set forth in Section 302A.673 of the MBCA to the extent such restrictions would otherwise be applicable to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, and accordingly, none of the foregoing sections or any other antitakeover or similar statute applies to any such transactions, other than Chapter 80B of the Minnesota Statutes. No other Takeover Laws or any anti-takeover provision in the Company Constituent Documents are, or at the Acceptance Time or Effective Time will be, applicable to the Company, the Merger, this Agreement or any of the transactions contemplated hereby and thereby.
     For purposes of this Agreement, “Takeover Laws” shall mean any “Moratorium,” “Control Share Acquisition,” “Fair Price,” “Supermajority,” “Affiliate Transactions,” or “Business Combination Statute or Regulation” or other similar state anti-takeover Laws and regulations.
     Section 4.23 Fairness Opinion. The Company Board has received the opinion of Greene Holcomb & Fisher LLC, financial advisor to the Company, to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications reflected therein, the consideration to be paid pursuant to the Offer, the Top-Up Option and the Merger is fair, from a financial point of view, to the Company’s shareholders. As of the date of this Agreement, such opinion has not been rescinded, repudiated or, except as set forth therein, qualified.
     Section 4.24 Affiliate Transactions. Other than rights to receive Merger Consideration and the consideration provided for under Section 3.2 with respect to Company Stock Options, Company Warrants and restricted stock, no material relationship, direct or indirect, exists between the Company or any Subsidiary of the Company, on the one hand, and any officer, director or other Affiliate (other than any Subsidiary of the Company) of the Company, on the other hand, that is required to be described under Item 404 of Regulation S-K under the Securities Act in the Company SEC Documents, which is not described therein.
     Section 4.25 HIPAA. The Company and each of its Subsidiaries are in, and at all times since January 1, 2005 have been in, compliance in all material respects with and have implemented all such measures required for the Company and each of its Subsidiaries to comply with its obligations as a Covered Entity for its “Health Plan” and as a “Business Associate” as agreed upon with any “Covered Entity,” and to the extent that a part of the Company’s business operates as a “Hybrid Entity” (as such capitalized terms are defined in the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the regulations promulgated thereunder), including the privacy and security regulations (45 C.F.R. 160 and 164) and the transaction and code set regulations (45 C.F.R. 162) promulgated under HIPAA. The Company is not a Covered Entity other than for its “Health Plan” and its “Hybrid Entity.” With respect to any applicable data privacy or security requirements in effect as of the date hereof, including any contractual privacy and security commitments for “Protected Health Information” (as that term is defined in the HIPAA privacy and security regulations, as modified by the Health Information

Technology for Economic and Clinical Health Act, or the “HITECH Act,” and any regulations issued thereunder) (collectively, the “HIPAA Commitments”), or any other privacy or security requirements in effect as of the date hereof imposed by federal or state law on the data held, used or disclosed by the Company or any of its Affiliates, whether arising as an obligation of the Company or any of its Affiliates or obligations imposed on the Company or any of its Affiliates by any of their customers or by operation of Law (collectively, the “Additional Privacy Requirements”), (i) the Company and each of its Subsidiaries is in material compliance with the HIPAA Commitments and the Additional Privacy Requirements; (ii) the transactions contemplated by this Agreement will not violate any of the HIPAA Commitments or the Additional Privacy Requirements; and (iii) neither the Company nor any of its Subsidiaries has received any inquiry from the U.S. Department of Health and Human Services or any other Governmental Entity regarding the Company’s compliance with the HIPAA Commitments or the Additional Privacy Requirements. The Company and each of its Subsidiaries (A) have undertaken all required surveys, audits, inventories, reviews, analyses, or assessments (including any required risk assessments) on all areas required for material compliance under all HIPAA Commitments and the Additional Privacy Requirements, (B) have developed a plan and time line for coming into material compliance with all HIPAA Commitments and the Additional Privacy Requirements (the “Compliance Plan”) and (C) have implemented those provisions of the Compliance Plan necessary for material compliance with all HIPAA Commitments and the Additional Privacy Requirements.
     Section 4.26 Compliance with Healthcare Laws and Regulations.
     (a) Without limiting the generality of any other representation or warranty made by the Company herein, the Company and each of its Subsidiaries is conducting and has conducted its business and operations in compliance in all material respects with, and neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees has, to the knowledge of the Company, engaged in any activities that would constitute a violation of applicable Law of any federal, state, local or foreign Governmental Authority with respect to regulatory matters relating to the provision, administration, and/or payment for healthcare products or services (collectively, “Healthcare Laws”), including, without limitation, to the extent applicable: (i) any state licensure, credentialing, or certification requirement, including those limiting the scope of activities of persons acting without such license, credential, or certification, (ii) any billing, coding, coverage or reimbursement provisions applicable to the services provided by the Company or any of its Subsidiaries, (iii) any restrictions imposed on the claims made or promotional or marketing efforts undertaken in connection with the services provided by the Company or any of its Subsidiaries, including any such restrictions applicable to the advertising of such services, (iv) rules and regulations governing the operation and administration of Medicare, Medicaid or other federal health care programs, (v) ERISA and the rules and regulations promulgated thereunder, (vi) 42 U.S.C. § 1320a-7(b), commonly referred to as the “Federal Anti-Kickback Statute,” or any state anti-kickback prohibition, (vii) the HIPAA all-plan health care fraud prohibition (18 U.S.C. § 1347), (viii) 42 U.S.C. § 1395nn, commonly referred to as the “Stark Law,” or any state law affecting self-referrals, (ix) 31 U.S.C. §§ 3729-33, commonly referred to as the “False Claims Act”, or any state law false claims prohibition, (x) any state law provisions prohibiting insurance fraud, (xi) any state unfair and deceptive trade acts and (xii) and rules and regulations of the U.S. Food and Drug Administration.

     (b) (i) Neither the Company nor any of its Subsidiaries has received any written notice or communication from any Governmental Entity alleging noncompliance with any Healthcare Laws; (ii) there is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, notice, demand letter, warning letter, proceeding or request for information or, to the knowledge of the Company, investigation, related to noncompliance with, or otherwise involving, any Healthcare Laws pending against the Company or any of its Subsidiaries; (iii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has any material liability (whether actual or contingent) for failure to comply with any Healthcare Laws; (iv) to the knowledge of the Company, there has not been any material violation of any Healthcare Laws by the Company or any of its Subsidiaries in its submissions or reports to any Governmental Entity that would reasonably be expected to require investigation, corrective action or enforcement action; (v) neither the Company nor any of its Subsidiaries has been debarred or excluded from participation in Medicare, Medicaid or any other federal or state healthcare program; and (vi) the Company and each of its Subsidiaries has maintained, in all material respects, all records required under any Healthcare Laws.
     Section 4.27 Exclusivity of Representations and Warranties. Neither the Company nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Company of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, prospects, assets or liabilities of the Company and its Subsidiaries), except as expressly set forth in this Agreement (as qualified by the introductory paragraph to this Article IV), and the Company hereby disclaims any and all such other representations and warranties. Without limiting the express representations and warranties in this Article IV (including Sections 4.5 and 4.6), and without limiting the broad nature of the disclaimer set forth in the prior sentence, no representation or warranty is being made as a result of the Company making available to Parent and Merger Sub any management presentations, information, documents, projections, forecasts, unaudited financial statements and other material in a “data room” or otherwise.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB
     Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
     Section 5.1 Organization, Standing and Power.
     (a) Each of Parent and Merger Sub (i) is a corporation duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures that individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, effect or state of facts that, either individually or in the aggregate, is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that to the extent any event, change, circumstance, effect or state of facts is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “Material Adverse Effect”: (1) general changes, trends or developments in any of the industries in which the Parent or Merger Sub or any of their respective Subsidiaries operates, (2) changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial markets (but in the case of each of clauses (1) and (2) above, only to the extent such effects do not, individually or in the aggregate, disproportionately impact Parent and Merger Sub and their respective Subsidiaries relative to other participants in the industry or industries in which Parent and Merger Sub and their respective Subsidiaries conduct their business) or (3) the announcement or pendency of this Agreement and the transactions contemplated hereby, or the performance of this Agreement and the transactions contemplated hereby.
     (b) Parent has previously furnished or made available to the Company a true and complete copy of the certificate of incorporation or articles of incorporation, as applicable, and bylaws of each of Parent and Merger Sub, including all amendments thereto, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or articles of incorporation, as applicable, or bylaws in any material respect.
     Section 5.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the boards of directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement, or to consummate the transactions contemplated hereby or thereby, subject, in the case of the consummation of the Merger, to the filing of the Articles of Merger with the Secretary of State of the State of Minnesota as required by the MBCA. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its respective terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).
     Section 5.3 No Conflict; Consents and Approvals.
     (a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws (or comparable charter documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law or any settlement, injunction or award of any Governmental Entity, in each case applicable to Parent or Merger Sub or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of guaranteed payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, or (iv) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub (including the Acquired Companies following the payment by Merger Sub for Shares pursuant to the Offer) except, in the case of clauses (ii), (iii) and (iv) of this paragraph, for any such conflict, breach, violation, default, loss, right or other occurrence that individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
     (b) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any Governmental Entity, except for (i) such filings as required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities and “blue sky” Laws, (ii) the filings required under the HSR Act and any filings required under Foreign Antitrust Laws, (iii) the filing with the Secretary of State of the State of Minnesota of the Articles of Merger as required by the MBCA, (iv) such filings as may be required under the MBCA or Chapter 80B of the Minnesota Statutes in connection with the transactions contemplated by this Agreement, (v) the required notice to and approval from the Illinois Department of Insurance and (vi) any such consent, approval, order, license, authorization, permit, action, filing, registration, declaration or notification the failure of which to make or obtain individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
     Section 5.4 Certain Information.
     (a) None of the information with respect to Parent and any of its Subsidiaries (including Merger Sub) that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption and approval of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the Acceptance Time or Effective Time, as applicable.
     (b) The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, at the time of such filing, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company, its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Schedule TO and Offer Documents.
     (c) The Minnesota Registration Statement and any amendment thereof or supplement thereto will not when filed with the Commissioner of Commerce of the State of Minnesota or at any time of distribution or dissemination thereof to the shareholders of the Company contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information supplied by the Company in writing specifically for inclusion in the Minnesota Registration Statement. The Minnesota Registration Statement will comply as to form in all material respects with the applicable provisions of Minnesota law and the rules and regulations thereunder.
     Section 5.5 Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent.
     Section 5.6 Financing. Parent and Merger Sub will have, as of the respective dates of consummation of the Offer, the Merger and the other transactions contemplated hereby, sufficient funds to consummate the Offer, the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth herein.
     Section 5.7 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole shareholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Offer, the Merger and the other transactions contemplated hereby.
     Section 5.8 Brokers. Except for JMP Securities LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.
     Section 5.9 Interested Shareholder. Prior to the Company Board approving this Agreement, the Merger, and the other transactions contemplated hereby for purposes of the applicable provisions of the MBCA, neither Parent nor Merger Sub, nor any affiliate of Parent or Merger Sub, alone or together with any other Person, was at any time during the past four years an “interested shareholder” of the Company or an “affiliate” or an “associate” of an “interested shareholder” of the Company (as each such term is defined under the MBCA).
ARTICLE VI
COVENANTS
     Section 6.1 Conduct of Business of the Company.
     (a) The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as specifically required by this Agreement, (ii) as required by applicable Law or (iii) if Parent otherwise provides its prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice, to (w) preserve substantially intact its business organization, (x) preserve its tangible assets and properties in their current states of repair and condition (ordinary wear excepted), (y) preserve its current relationships with customers, suppliers and other Persons with which it has material business relations and (z) maintain insurance policies or replacement or revised policies in such amounts and against such risks and losses as are currently in effect; provided, however, that no action taken by the Company or its Subsidiaries that is specifically permitted by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 6.1(b).
     (b) Without limiting the generality of Section 6.1(a), between the date of this Agreement and the Effective Time, except (i) as specifically required by this Agreement, (ii) as described in Section 6.1 of the Company Disclosure Letter, (iii) as required by applicable Law or (iii) if Parent provides its prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:
          (i) amend or permit the adoption of any amendment to the charter or bylaws (or equivalent organizational documents) of any Acquired Company;
          (ii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
          (iii) issue, grant, deliver, sell, pledge, dispose of or encumber (except for the pledging of shares of capital stock of the Subsidiaries of the Company as required by the Company Credit Facility) any (A) shares of capital stock, except pursuant to the exercise of Company Stock Options or Company Warrants outstanding as of the date hereof and in accordance with the terms of such instruments, (B) other voting securities of, or equity interests in, the Company or any capital stock or voting securities of, or other equity interests in, any Subsidiary of the Company, (C) securities convertible into or exercisable or exchangeable for any shares of capital stock or voting securities of, or equity interests in, the Company or any of its Subsidiaries, (D) right to acquire any shares of capital stock or voting securities of, or other equity interests in, the Company or any of its Subsidiaries, (E) Company Stock Equivalents or (F) Company Voting Debt;

          (iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (except for any dividend or distribution by a Subsidiary of the Company to the Company or to other Subsidiaries);
          (v) otherwise manage its working capital in a manner other than in the ordinary course of business consistent with past practice;
          (vi) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of its capital stock or other equity interests (except in connection with the cashless exercises or similar transactions (including withholding of Taxes) pursuant to the exercise of Company Stock Options or Company Warrants outstanding as of the date hereof), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock or other equity interests, or enter into any agreement with respect to the voting of any of the Company’s capital stock or other securities or the capital stock or other securities of a Subsidiary of the Company;
          (vii) authorize, or make any commitment with respect to, any capital expenditure, other than in the ordinary course of business consistent with past practice in an amount not to exceed $100,000.00 individually or $250,000.00 in the aggregate;
          (viii) (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than (1) purchases of inventory and other assets in the ordinary course of business consistent with past practice, or (2) pursuant to Contracts in effect on the date hereof, or (B) sell, lease, exchange, mortgage, pledge, transfer, subject to any Lien or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than (1) sales or dispositions of inventory and other assets in the ordinary course of business consistent with past practice or (2) grants of Liens or (3) pursuant to Contracts in effect on the date hereof;
          (ix) enter into any material joint venture or partnership;
          (x) engage in any transactions, agreements, arrangements or understandings with any Affiliate or other Person that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;
          (xi) (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company), (B) incur any indebtedness for borrowed money or issue any debt securities or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than a guaranty by the Company on behalf of its Subsidiaries);
          (xii) except to the extent required by applicable Law (including Section 409A of the Code), or the terms of any Company Plan, and except as contemplated by Section 6.9 or otherwise under this Agreement, (A) increase the compensation or benefits of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, except for (1) regular or merit based increases in base salaries of non-executive employees of the

Company and its Subsidiaries, (2) the payment of bonuses in accordance with the terms of a Company Plan, (3) the payment of commissions pursuant to any current sales commission plan and (4) promotions of non-executive employees of the Company and its Subsidiaries, in each case in the ordinary course of business consistent with past practice, (B) amend, terminate or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan or employment or severance agreement, (C) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, (D) fail to make any required contributions under any Company Plan, (E) hire or terminate the employment, or modify the contractual relationship of, any officer, sales personnel or consultant of the Company or any of its Subsidiaries or (F) hire or terminate the employment, or modify the contractual relationship of, any employee (other than an officer or sales personnel) of the Company or any of its Subsidiaries, other than hirings or terminations in the ordinary course of business consistent with past practice or as expressly required to comply with the express provisions of customer Contracts;
          (xiii) implement or adopt any change in its methods of accounting, except as may be appropriate or required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;
          (xiv) (A) fail to file any Tax Return when due (after giving effect to any extensions of time in which to make such filings), (B) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, or (C) make, change or rescind any material Tax election, settle or compromise any material Tax liability or refund, file any amended Tax Return involving a material amount of additional Taxes, or waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns);
          (xv) (A) pay, discharge, waive, settle, compromise, release or satisfy any claim, liability or obligation in excess of $100,000.00 individually or $250,000.00 in the aggregate that is not an Action, other than payment, discharge, waiver, settlement, release or satisfaction in the ordinary course of business consistent with past practice and other than the satisfaction or performance by the Company and its Subsidiaries of their respective obligations in accordance with the applicable terms thereof under Contracts in effect on the date hereof and Contracts permitted under this Section 6.1 to be entered into on or following the date hereof or (B) other than in connection with the ordinary course settlement of disputes with customers, accelerate, discount, factor, reduce, sell (for less than its face value or otherwise), transfer, assign or otherwise dispose of, in full or in part, any accounts receivable owed to the Company or any of its Subsidiaries, with or without recourse, including any rights or claims associated therewith;
          (xvi) (i) enter into, amend, renew, modify or consent to the termination of (other than a termination in accordance with its terms) any Material Contract or Contract that would be a Material Contract if in effect on the date of this Agreement or (ii) amend, waive, modify, fail to enforce or consent to the termination of (other than a termination in accordance with its terms) its material rights thereunder;

          (xvii) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN;
          (xviii) create any Subsidiary; or
          (xix) agree to, authorize, or enter into any Contract obligating it to take any of the actions described in Sections 6.1(b)(i) through 6.1(b)(xviii).
     (c) From and after the date hereof and prior to the Effective Time, and except as may otherwise be required by applicable Law, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, take any action that is intended to or that would reasonably be expected to (a) materially adversely affect or materially delay the ability of Company or any of its Subsidiaries to obtain any necessary approvals of any Governmental Entity necessary for the consummation of the transactions contemplated hereby or to perform its covenants or agreements set forth herein, (b) cause its representations and warranties set forth in Article IV to be untrue in any material respect or (c) otherwise, individually or in the aggregate, have a Material Adverse Effect.
     Section 6.2 Conduct of Business of Parent and Merger Sub Pending the Merger. From and after the date hereof and prior to the Effective Time, and except as may otherwise be required by applicable Law, each of Parent and Merger Sub agrees that it shall not, directly or indirectly, take any action that is intended to or that would reasonably be expected to (a) materially adversely affect or materially delay the ability of Parent or Merger Sub to obtain any necessary approvals of any Governmental Entity necessary for the consummation of the transactions contemplated hereby or to perform its covenants or agreements set forth herein, (b) cause its representations and warranties set forth in Article V to be untrue in any material respect or (c) otherwise, individually or in the aggregate, have a Parent Material Adverse Effect.
     Section 6.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Acceptance Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations at any time. Prior to the Acceptance Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
     Section 6.4 Acquisition Proposals.
     (a) Following the execution hereof, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives (as defined below) to (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal (as defined in Section 6.4(i)(ii) hereof) or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal, and (ii) request the prompt return or destruction of all confidential information previously furnished by it or on its behalf. The Company shall not terminate, waive, amend, release or modify in any respect any provision of any confidentiality or standstill agreement to which any Acquired Company or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal, and shall use reasonable best efforts to enforce, to the fullest extent permitted by applicable Law, the provisions of any such agreement.
     (b) The Company shall not, and shall cause its Subsidiaries not to, and shall cause its and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or knowingly induce or knowingly facilitate the making, submission or announcement of any inquiries or the making of any proposal or offer constituting, related to or that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Companies to any Person (other than Parent and Parent’s or the Company’s Representatives acting in their capacity as such) in connection with or in response to an Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal (other than to state that they currently are not permitted to have discussions), (iv) approve, endorse or recommend any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal, (v) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal or (vi) enter into any letter of intent or agreement in principle or any Contract providing for, relating to or in connection with any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal.
     (c) Notwithstanding anything to the contrary in this Section 6.4, if at any time prior to the Acceptance Time, (i) the Company receives, after the date of this Agreement, an unsolicited bona fide written Acquisition Proposal, (ii) such Acquisition Proposal did not result from a breach of this Section 6.4, (iii) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined in Section 6.4(i)(iii) hereof) and (iv) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) of this Section 6.4(c) would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law (such Acquisition Proposal that meets the requirements described above in this Section 6.4(c), a “Qualified Acquisition Proposal”), then, prior to the Acceptance Time, the Company may (x) furnish and make available information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement (as defined in Section 6.4(i)(i) hereof); provided, that any non-public information provided or made available to any Person given such access shall have been previously provided or made available to Parent or shall be provided or made available to Parent prior to or concurrently with the time it is provided or made available to such Person, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that prior to furnishing or making available any such information or participating in any such discussions or negotiations with any such Person, the Company shall have advised Parent in writing of the receipt of such Qualified Acquisition Proposal (including the identity of the Person making or submitting such Qualified Acquisition Proposal). The

Company shall keep Parent informed, on a reasonably current basis, of the status of, and any financial or other changes in, any such Qualified Acquisition Proposal, including providing Parent copies of any correspondence related thereto and proposed documents to effect such Qualified Acquisition Proposal.
     (d) Neither the Company Board nor any committee thereof shall (i) (A) withhold, withdraw or qualify (or modify in a manner adverse to Parent) the Company Recommendation, the Company Board Determination or the approval of this Agreement, the Merger or any of the other transactions contemplated hereby, take any action (or permit or authorize the Company or any of its Subsidiaries or any of its or their respective Representatives to take any action) inconsistent with the Company Board Determination or the Company Recommendation or resolve, agree or propose to take any such actions (each such action set forth in this Section 6.4(d)(i)(A) being referred to herein as an “Adverse Recommendation Change”) or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal or resolve, agree or propose to take any such actions, (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement related to an Acquisition Proposal (each, an “Alternative Acquisition Agreement”), (iii) take any action to render the restrictions on (A) a “control share acquisition” (as defined in Section 302A.011 of the MBCA) set forth in Section 302A.671 of the MBCA or (B) a “business combination” with an “interested shareholder” (each as defined in Section 302A.011 of the MBCA) set forth in Section 302A.673 of the MBCA inapplicable to any transaction included in the definition of Acquisition Proposal or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Acquired Companies, or (iv) resolve, agree or propose to take any such actions.
     (e) Notwithstanding Section 6.4(d), at any time prior to the Acceptance Time, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law and provided that the Company and its Subsidiaries have complied with this Section 6.4, then, prior to the Acceptance Time, the Company Board may solely in response to a Superior Proposal received on or after the date hereof that has not been withdrawn or abandoned and that did not otherwise result from a breach of this Section 6.4, make an Adverse Recommendation Change, in which case the Company Board may, if permitted under Section 8.1(d)(ii), cause the Company to terminate this Agreement pursuant to and in accordance with such Section (including payment of the Termination Fee, as defined in Section 8.3(c)(iii) hereof) and substantially concurrently enter into a binding definitive agreement to effect such Superior Proposal. Neither the Company Board nor any committee thereof shall make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(d)(ii) or cause the Company to enter into a binding definitive agreement to effect such Superior Proposal unless the Company has first complied with the provisions of Section 6.4(f) and, after so complying, the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law and such Acquisition Proposal continues to constitute a Superior Proposal.

     (f) The Company Board shall not take any action set forth in Section 6.4(e) unless the Company has first (i) provided written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company has received a Superior Proposal, specifying the terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal and providing copies of any agreements intended to effect such Superior Proposal, and the Company Board has made the determination required under Section 6.4(e) (including the basis on which such determination has been made), (ii) negotiated, and caused the Company and its Representatives to negotiate, during the five Business Day period following Parent’s receipt of the Notice of Superior Proposal (the “Notice Period”), in good faith with Parent to enable Parent to make a counteroffer or propose to amend the terms of this Agreement so that such Acquisition Proposal no longer constitutes a Superior Proposal, and (iii) after complying with clauses (i) and (ii), reaffirmed such determination in light of any counteroffer or proposed amendment to the terms of this Agreement; provided, however, that if during the Notice Period any revisions are made to a Superior Proposal and such revisions are material (it being understood and agreed that any change to consideration with respect to such proposal is material), the Company shall deliver a new Notice of Superior Proposal to Parent and shall comply with the requirements of this Section 6.4(f) with respect to such new Notice of Superior Proposal.
     (g) The Company agrees that it shall take all actions necessary so that any Adverse Recommendation Change shall not change the approval of this Agreement or any other approval of the Company Board or any committee thereof in any respect that would have the effect of causing any of the Takeover Laws of any state (including Minnesota) or other similar statutes to be applicable to the transactions contemplated hereby, including the Offer and the Merger.
     (h) Nothing contained in this Section 6.4 shall prohibit the Company Board from taking and disclosing a position contemplated by Item 1012(a) of Regulation M-A, Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act or make any other disclosure to the shareholders of the Company if the Company Board has determined, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law or that such disclosure is otherwise required by applicable Law; provided, however, that neither the Company nor the Company Board (or any committee thereof) shall be permitted to recommend that the shareholders of the Company tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal), unless in each case, in connection therewith, the Company Board effects an Adverse Recommendation Change in accordance with Section 6.4(e); provided further that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly reaffirms the Company Recommendation and the Company Board Determination and rejects any Acquisition Proposal within three Business Days after such stop, look and listen communication; provided further that any such disclosure that constitutes an Adverse Recommendation Change may only be made in compliance with the terms of this Section 6.4 and the other provisions of this Agreement and shall not limit any of the rights of Parent and Merger Sub or any of the obligations of the Company under this Agreement (including those rights and obligations under Sections 8.1, 8.2 and 8.3 relating to the termination of this Agreement and the payment of the Termination Fee).

     (i) For purposes of this Agreement:
          (i) “Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms substantially similar to, and (taken as a whole) no less favorable to the Company than, those set forth in the Confidentiality Agreement (as defined in Section 6.6(b) hereof); provided, that such confidentiality agreement shall not prohibit compliance with any of the provisions of this Section 6.4.
          (ii) “Acquisition Proposal” means any proposal or offer (whether or not in writing), with respect to any (A) merger, consolidation, share exchange, other business combination or similar transaction involving the Company or any of its Subsidiaries, (B) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary of the Company or otherwise) of any business or assets of the Company or any of its Subsidiaries representing 10% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (C) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 10% or more of the voting power of the Company, (D) transaction in which the holders of the voting power of the Company immediately prior to such transaction own 90% or less of the voting power of the Company immediately following the transaction, (E) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the Shares or (F) any combination of the foregoing (in each case, other than the Offer and the Merger).
          (iii) “Superior Proposal” means any binding, bona fide written offer made by a third party or group pursuant to which such third party (or, in a parent-to-parent merger involving such third party, the shareholders of such third party) or group would acquire, directly or indirectly, more than 50% of the Shares or substantially all of the assets of Company and its Subsidiaries, taken as a whole, (A) on terms which the Company Board determines in good faith (after consultation with outside counsel and Greene Holcomb & Fisher LLC, or other financial advisor of nationally recognized reputation) to be superior from a financial point of view to the shareholders of the Company to the Offer and the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including the Termination Fee and any changes proposed by Parent to the terms of this Agreement), (B) that the Company Board determines reasonably and in good faith is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such offer and (C) for which any necessary financing is fully committed (including with respect to any indebtedness that could be required to be repaid in connection with the transactions contemplated by such offer).
     (j) Any action taken or not taken by any Representative of the Company or any of its Subsidiaries that if taken or not taken by the Company would constitute a breach of this Section 6.4 shall be deemed a breach of this Agreement by the Company.

     Section 6.5 Preparation of Proxy Statement; Shareholders Meeting.
     (a) In the event that Section 302A.621 of the MBCA is unavailable and inapplicable to effectuate the Merger, as promptly as reasonably practicable following the Acceptance Time, the Company shall, with the assistance and approval (not to be unreasonably withheld, conditioned or delayed) of Parent, prepare and file with the SEC the preliminary Proxy Statement. The Company shall use reasonable best efforts to clear the preliminary Proxy Statement with the SEC as promptly as practicable after such filing. The Company shall cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Proxy Statement has been cleared with the SEC. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to the Proxy Statement will be made by the Company, without providing Parent and Merger Sub a reasonable opportunity to review and comment thereon (and the Company shall give reasonable consideration to all additions, deletions, changes or other comments suggested by Parent, Merger Sub or their counsel). The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.
     (b) In the event that Section 302A.621 of the MBCA is unavailable and inapplicable to effectuate the Merger, as promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, the Company, acting through the Company Board, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of seeking to obtain the Company Shareholder Approval (the “Company Shareholders Meeting”) and (ii) except to the extent that the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 6.4, solicit the Company Shareholder Approval and include in the Proxy Statement the recommendation of the Company Board that the shareholders of the Company vote in favor of the adoption and approval of this Agreement and the Merger. Each of Parent and Merger Sub shall vote all Shares acquired in the Offer (and all Shares otherwise beneficially owned by them or any of their Subsidiaries as of the applicable record date) in favor of the adoption and approval of this Agreement and the Merger in accordance with applicable Law at the Company Shareholders Meeting. Parent shall vote, or cause to be voted, all of the shares of capital stock of Merger Sub in favor of the adoption and approval of this Agreement and the Merger in accordance with applicable Law.
     Section 6.6 Access to Information; Confidentiality.
     (a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior notice, the Company shall, and shall use reasonable best efforts to cause its Subsidiaries, officers, Directors and Representatives to, afford to Parent,

Merger Sub and their respective Representatives reasonable access during normal business hours and upon reasonable advance notice, consistent with applicable Law, to the Company’s officers, employees, properties, offices, other facilities and books and records, and shall furnish Parent, Merger Sub and their respective Representatives with all financial, operating and other data and information as Parent, Merger Sub and their respective Representatives shall reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall not include any intrusive testing or environmental sampling of any kind and shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach or cause a default under any agreement with any third party (provided that the Company has used commercially reasonable efforts to find an alternative means, not constituting a breach of any such agreement with a third party, to provide the access or information contemplated by this Section 6.6), (ii) constitute a waiver of the attorney-client or other privilege held by the Company or any of its Subsidiaries or (iii) otherwise violate any applicable Law.
     (b) Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality, Non-Disclosure and Non-Solicitation Agreement between the Company and Parent dated as of November 9, 2009 (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.
     Section 6.7 [Intentionally Omitted]
     Section 6.8 Further Action; Efforts.
     (a) Subject to the terms and conditions of this Agreement, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement, and no party hereto shall fail to take or cause to be taken any action that would reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each party hereto agrees to make, if required, appropriate filings under any Antitrust Law (as defined in Section 6.8(e) hereof), including an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within seven Business Days of the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including by requesting early termination of the waiting period provided for in the HSR Act.
     (b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.8(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR

Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the DOJ or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. Notwithstanding the foregoing, the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other side under this Section 6.8(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel regarding Antitrust Law of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. Each of the Company and Parent shall cause its respective counsel regarding Antitrust Law to comply with this Section 6.8(b). Notwithstanding anything to the contrary in this Section 6.8(b), materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and privileged communications.
     (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.8(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or that would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any non-material assets or business of Parent or any of its Subsidiaries taken as a whole or the Company or any of its Subsidiaries taken as a whole (including in order to alleviate any requirement to make a required filing under applicable Antitrust Laws of a foreign jurisdiction if the transactions contemplated by this Agreement would be materially delayed otherwise) and (ii) otherwise taking or committing to take any actions that after the Closing would not materially limit the freedom of action of Parent or any of its Subsidiaries (including the Surviving Corporation) with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, material product lines or assets, in each case as may be required in order to resolve such objections or suits; provided, however, that neither the Company nor any of its Subsidiaries nor Parent nor any of its Subsidiaries or Affiliates shall be obligated to, and the Company shall not without Parent’s prior written consent, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, hold separate, dispose of any assets or conduct or change its business unless such requirement, condition, understanding, agreement or order is binding on the Company or any of its Subsidiaries or on Parent or any of its Subsidiaries or Affiliates, as the case may be, only in the event the Closing occurs. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries nor Parent nor any of its Subsidiaries or Affiliates shall be obligated to, and the Company shall not without Parent’s prior written consent, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, hold separate, dispose of any assets or conduct or change its business if so doing would, or would reasonably be expected to, (i) result in the sale, holding separate or disposition of any assets other than assets that are immaterial, both individually and in the aggregate, or (ii) limit in any respect the freedom of action of Parent or any of its Subsidiaries (including the Surviving Corporation) with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets, other than limitations that are immaterial, both individually and in the aggregate.
     (d) Subject to the obligations and limitations under Section 6.8(c), (i) if any Governmental Entity issues an order, decree, injunction or ruling or takes any other action enjoining or otherwise preventing the consummation of the Offer or the Merger, or (ii) if any other administrative or judicial Action is instituted (or threatened to be instituted) by a Governmental Entity or private party that challenges, or seeks to prohibit, prevent or restrict the consummation of the Offer, the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, then (x) at their sole cost and expense, Parent and Merger Sub shall (1) use reasonable best efforts to have vacated, lifted, reversed or overturned any such order, decree, injunction or ruling and (2) defend, contest and resist any such Action, and (y) each of Parent, Merger Sub and the Company shall cooperate in a commercially reasonable manner with each other in connection therewith.
     (e) For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
     Section 6.9 Employment and Employee Benefits Matters; Other Plans.
     (a) Without limiting any additional rights that any individual who is an employee of the Company or any of its Subsidiaries at the Effective Time (each, a “Company Employee”) may have under any Company Plan, except as otherwise agreed in writing between Parent and a Company Employee, the Surviving Corporation and each of its Subsidiaries shall employ Company Employees pursuant to terms and conditions established at the discretion of the Parent and the Surviving Corporation and its Subsidiaries. Subject to the foregoing, nothing in this Agreement shall prevent the amendment or termination of any Company Plan in accordance with the Company Plan’s terms or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform to or comply with applicable Law.

     (b) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans or post-employment welfare benefits), under any employee compensation, incentive and benefit (including vacation and paid time off) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation (each a “Parent Plan”) for the Company Employees’ service with the Company, its Subsidiaries and their predecessor entities to the same extent recognized under similar Company Plans immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent it would result in a duplication of benefits.
     (c) Unless otherwise required by applicable Law, Parent shall cause the Surviving Corporation to continue to maintain the Company’s existing 401(k) plan and welfare plans or other plans which, in the aggregate, are no less favorable than the Company’s existing 401(k) plan or welfare plans, as applicable, in each case for the period beginning on the Closing Date and ending on December 31, 2010. Notwithstanding the foregoing, for the avoidance of doubt, the Surviving Corporation shall honor the Employment Agreements set forth in Section 6.9(c) of the Company Disclosure Letter, subject to their respective terms in effect on the date hereof and applicable Law.
     (d) Nothing herein shall be deemed to be a guarantee of employment for any Company Employee or any other employee of the Surviving Corporation or any of its Subsidiaries for any period of time, or to restrict the right of the Surviving Corporation, Parent or any of their respective Subsidiaries, to terminate or cause to be terminated any employee at any time for any or no reason with or without notice. Notwithstanding the foregoing provisions of this Section 6.9, nothing contained herein, whether expressed or implied, (i) shall be treated as an amendment or other modification of any Company Plan or any Parent Plan or any other employee benefit plan, program or arrangement or the establishment of any employee benefit plan, program or arrangement or (ii) shall limit the right of Parent or the Surviving Corporation or any of their respective Subsidiaries to amend, terminate or otherwise modify (or cause to be amended, terminated or otherwise modified) any Company Plan, Parent Plan or any other employment benefit plan, program or arrangement following the Effective Time in accordance with its terms. Parent and the Company acknowledge and agree that all provisions contained in this Section 6.9 are included for the sole benefit of Parent, Merger Sub, the Company, the Surviving Corporation and their respective Subsidiaries, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (A) in any other Person, including any employees, former employees, any participant in any employee benefit plan, program or arrangement (or any dependent or beneficiary thereof) of Parent, the Company or the Surviving Corporation or any of their respective Subsidiaries or (B) to continued employment with Parent, the Company, the Surviving Corporation, or any of their respective Subsidiaries or continued participation in any employee benefit plan, program or arrangement.
     Section 6.10 Notification of Certain Matters The Company and Parent shall promptly notify each other of (a) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or is reasonably likely to result in any of the Offer Conditions or the conditions to the Merger set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed;

provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party sending or receiving such notice; and (b) the receipt of any written communication received from any Person alleging that a material consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or from any Governmental Entity in connection with the transactions contemplated by this Agreement.
     Section 6.11 Indemnification, Exculpation and Insurance.
     (a) Without limiting any additional rights that any officer, director or employee may have under the Company Constituent Documents or any agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each current (as of the Effective Time) and each former officer, director and employee of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”), from and against any and all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, costs and expenses, including actual attorneys’ fees and disbursements (collectively, “Costs”) incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee or fiduciary of the Company or any of its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would be permitted under applicable Law and required or permitted under the Company Constituent Documents (or, as relevant, those of the applicable Subsidiary of the Company) as at the date hereof. In the event of any such Action, each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent or the Surviving Corporation to the fullest extent that the Company would be permitted under applicable Law and the Company Constituent Documents (or, as relevant, those of the applicable Subsidiary of the Company) as at the date hereof. Notwithstanding anything to the contrary herein (but subject to any superior rights contained in the Company Constituent Documents (or, as relevant, those of the applicable Subsidiary of the Company) or applicable indemnification agreements to which any Acquired Company is a party), prior to making any payment or advance in respect of the indemnification obligations set forth in this Section 6.11, the Person who is requesting such advance shall provide a written affirmation by such Person of a good faith belief that the criteria for indemnification set forth under applicable Law have been satisfied and a written undertaking by the Person to repay all amounts so paid or reimbursed by Parent and the Surviving Corporation if it is ultimately determined that the criteria for indemnification have not been satisfied, in connection with any threatened, pending, or completed civil, criminal, administrative, arbitration or investigative proceeding to which such Person is, or is threatened to be, made a party by reason of the former or present official capacity (as defined in Section 302A.521, subd. 1 of the MBCA) of such Person. No Indemnified Party shall settle, compromise or consent to the entry of any judgment in any threatened or actual Action for which indemnification could be sought by an Indemnified Party hereunder unless Parent consents in writing to such settlement, compromise or consent (which consent shall not be unreasonably withheld, conditioned or delayed).

     (b) Except as may be required by applicable Law, Parent and the Company agree that for a period of six years from the Effective Time, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Company Constituent Documents (or, as relevant, those of the Subsidiary) or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and continue in full force and effect, and for a period of six years from the Effective Time shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.
     (c) The Surviving Corporation shall, in its sole discretion, either (i) continue to maintain in effect for a period of six years from the Effective Time for the Persons who, as of the date of this Agreement, are covered by the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance policy (such current policy or replacement policy or tail described in this Section 6.11(c), the “D&O Insurance”), D&O Insurance with terms and conditions (including scope and coverage amounts) that are, taken as a whole, at least as favorable as provided in the Company’s and its Subsidiaries’ policies as of the date hereof, or, if such insurance is unavailable, the Surviving Corporation shall purchase the best available D&O Insurance for such six-year period, or (ii) prior to the Effective Time, Parent shall pay for and cause to be obtained, and to be effective at the Effective Time, one or more prepaid “tail” insurance policies for the Persons who, as of the date hereof, are covered by the Company’s and its Subsidiaries’ existing D&O Insurance, with a claims period of at least six years from the Effective Time with terms and conditions (including scope and coverage amounts) that are, taken as a whole, at least as favorable as the Company’s and its Subsidiaries’ existing D&O Insurance, for claims arising from facts or events that occurred prior to the Effective Time, covering without limitation the transactions contemplated hereby; provided, that the maximum annual premium for such D&O Insurance that Parent shall be required to expend shall not exceed two hundred percent (200%) of the annual D&O Insurance premium for the Company’s and its Subsidiaries’ current fiscal year, which annual premiums are set forth in Section 4.16 of the Company Disclosure Letter; and if such amount is not sufficient to purchase D&O Insurance in such maximum amount, then Parent shall purchase such amount of insurance with the best available coverage as can be purchased for an annual amount that is equal to two hundred percent (200%) of the annual premium for such policies for the Company’s and its Subsidiaries’ current fiscal year. Parent shall cause the Surviving Corporation to comply with its obligations under such policies for the full term of at least six years.
     (d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) with respect to which an Indemnified Party is entitled to indemnification is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, then the provisions of this Section 6.11 shall continue in effect until the final disposition of such Action.
     (e) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 6.11 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.
     (f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.11.
     Section 6.12 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     Section 6.13 Anti-Takeover Statute. If any anti-takeover statute is or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby), to the extent not prohibited by such statute, each of the Company, Parent and Merger Sub and their respective boards of directors shall grant all such approvals and take all such actions as are reasonably necessary or appropriate so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby, and otherwise act reasonably to eliminate or minimize the effects of such statute or regulation on such transactions.
     Section 6.14 Shareholder Litigation. The Company shall provide Parent with prompt notice of and copies of all proceedings and correspondence relating to any Action against the Company, any of its Subsidiaries or any of their respective directors or officers by any shareholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement. The Company shall give Parent the opportunity to participate in the defense or settlement of any such shareholder Action, shall give due consideration to Parent’s advice with respect to such shareholder Action and shall not settle or offer to settle any such Action without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).
     Section 6.15 Public Announcements. The initial press release relating to this Agreement shall be a joint press release and thereafter, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed) except and solely to the extent required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or securities quotation system; provided, that the Company may include disclosures relating to this Agreement, the Offer, the Merger and the transactions contemplated herein in its periodic filings with the SEC without seeking consent from, or consulting with, Parent so long as such disclosures are substantially similar to the information contained in previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if previously consented to by Parent); provided, further, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to the information contained in previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if previously consented to by the other party); provided, finally, that the Company shall not be required to provide Parent, and Parent shall not be required to provide the Company, any such opportunity to review or comment on any press release to be issued, or filing to be made with the SEC, with respect to the receipt and existence of an Acquisition Proposal and matters related thereto or an Adverse Recommendation Change (it being understood and agreed that this proviso does not in any way affect the obligations of the Company under Section 6.4, including with respect to providing copies of correspondence and other materials to Parent).
     Section 6.16 Rule 14d-10(d) Matters. Prior to the Acceptance Time, the Company (acting through the compensation committee of the Company Board) shall take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or any of its Subsidiaries with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.
     Section 6.17 Transfer Taxes. Except as provided for in Section 3.3(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by either the Company or the Surviving Corporation. The Company and Parent shall cooperate in the preparation, execution, and filing of all Tax Returns, questionnaires or other documents with respect to such Taxes.
     Section 6.18 Company Stock Options. Concurrent with or promptly following the execution of this Agreement, the Company Board shall adopt such resolutions and take all necessary actions that are necessary (i) to effect the transactions described in Section 3.2 and (ii) to provide that any exercises of Company Stock Options occurring subsequent to the Acceptance Time and prior to the Effective Time shall be payable only in cash, in each case pursuant to the terms of the applicable Company Equity Plans and agreements evidencing the Company Stock Options. Promptly following the taking of such actions, the Company shall, after consultation with Parent, deliver to the holders of Company Stock Options appropriate notices setting forth such holders’ rights pursuant to the Company Equity Plans and this Agreement. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on any such notices prior to the mailing thereof to the holders of Company Stock Options, and the Company shall give reasonable and good faith consideration to all additions, deletions, changes or other comments suggested by Parent, Merger Sub and their counsel.
     Section 6.19 Company Warrants. Concurrent with or promptly following the execution of this Agreement, the Company Board shall adopt any resolutions necessary to provide that any exercises of Company Warrants occurring subsequent to the Acceptance Time (and any other consideration payable to the holders of the Company Warrants with respect thereto after the Acceptance Time) shall be payable only in cash. No later than twenty calendar days prior to the expiration date of the Offer, the Company shall, after consultation with Parent, and in accordance with the requirements of Section 9(d) of the Company Warrants, deliver to the holders of Company Warrants appropriate notices setting forth such holders’ rights pursuant to the applicable warrant and this Agreement. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on any such notices prior to the mailing thereof to the holders of Company Warrants, and the Company shall give reasonable and good faith consideration to all additions, deletions, changes or other comments suggested by Parent, Merger Sub and their counsel.
     Section 6.20 Termination of Company Equity Plans. Concurrent with or promptly following execution of this Agreement, the Company Board shall adopt such resolutions and take all necessary actions to provide that the Company Equity Plans shall be terminated at or prior to the Effective Time. The Company shall deliver to Parent no later than three Business Days prior to the Closing Date evidence reasonably satisfactory to Parent of such termination. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on any documents relating to such termination prior to the execution thereof, and the Company shall give reasonable and good faith consideration to all additions, deletions, changes or other comments suggested by Parent, Merger Sub and their counsel.
     Section 6.21 Termination of Company Credit Facility. Prior to but effective as of the Acceptance Time, the Company shall take all necessary actions to terminate that certain Credit Agreement dated August 22, 2003, and as amended through March 24, 2009, between the Company and Wells Fargo Bank, N.A. and the related Revolving Line of Credit Note dated March 24, 2009 between the Company and Well Fargo Bank, N.A. and request that any Liens related thereto be terminated and released effective at or prior to the Acceptance Time (collectively, the “Company Credit Facility”). Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on any documents relating to such termination and release prior to the execution thereof, and the Company shall give reasonable and good faith consideration to all additions, deletions, changes or other comments suggested by Parent, Merger Sub and their counsel.
ARTICLE VII
CONDITIONS PRECEDENT
     Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions any and all of which may be waived, in whole or in part, by Parent, Merger Sub or the Company, as the case may be, to the extent permitted by applicable Law:
     (a) Purchase of Shares in the Offer. Merger Sub shall have accepted for payment, or caused to be accepted for payment, all Shares validly tendered (and not validly withdrawn) pursuant to the Offer (including pursuant to any Subsequent Offering Period provided by Merger Sub in accordance with the terms of this Agreement).

     (b) HSR Act; Antitrust. The applicable waiting period (and any extension thereof) under the HSR Act or other applicable Antitrust Law in respect of the transactions contemplated hereby shall have expired or been terminated.
     (c) Shareholder Approval. The Company Shareholder Approval (if required by applicable Law) shall have been obtained.
     (d) No Injunctions. No Governmental Entity of competent jurisdiction shall have issued or promulgated an order, decree, injunction or ruling or taken any other action enjoining or otherwise preventing the consummation of the Merger.
     (e) No Illegality. No applicable Law shall have been enacted, entered, enforced, issued or put in effect that prohibits or makes illegal the consummation of the Merger.
     (f) Termination. This Agreement shall not have been terminated in accordance with its terms.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     Section 8.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company (with any termination by Parent also being an effective termination by Merger Sub) only as follows:
     (a) by mutual written consent of Parent and the Company at any time;
     (b) by either Parent or the Company:
          (i) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement, and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) unless such party shall have in all material respects complied with its obligations to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or take other action required by Section 6.8 (but subject to the limitations therein); or
          (ii) if the Acceptance Time shall not have occurred on or before the Outside Date; provided, the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose material breach of any representation or warranty, or failure to perform in any material respect any covenant or agreement set forth in this Agreement has been the principal cause of, or resulted in, the Acceptance Time not having occurred on or before the Outside Date;

     (c) by Parent, at any time prior to the Acceptance Time:
          (i) if (A) (x) any of the representations or warranties of the Company herein shall be untrue or inaccurate on the date of this Agreement or shall become untrue or inaccurate, or (y) the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, in each case only if such untruth, inaccuracy, breach or failure has caused the failure to satisfy any condition set forth in Section 7.1 or Exhibit A; and (B) if curable, such inaccuracy or breach is not cured within fifteen (15) calendar days after written notice to the Company (or, if less, the number of calendar days remaining until the Outside Date) describing such breach in reasonable detail; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement;
          (ii) if, after the date hereof, the Company Board or any committee thereof shall have (A) effected or permitted an Adverse Recommendation Change (whether or not permitted to do so under the terms of this Agreement), (B) approved, endorsed, declared advisable or recommended to the Company’s shareholders an Acquisition Proposal other than the Offer or the Merger, (C) failed to publicly reaffirm its recommendation of this Agreement within three Business Days following receipt of a written request by Parent to provide such reaffirmation following the public announcement of an Acquisition Proposal, (D) failed to include in the Schedule 14D-9, or withdrawn, withheld or failed to grant its consent to the inclusion in the Offer Documents of, the Company Board Determination or the Company Recommendation, or (E) failed to recommend against a competing tender offer or exchange offer for ten percent or more of the outstanding capital stock of the Company within five Business Days after commencement of such offer (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders); or
          (iii) if the Company breaches Section 6.4 in any material respect;
     (d) by the Company, at any time prior to the Acceptance Time:
          (i) if (A) (x) any of the representations or warranties of Parent or Merger Sub herein shall be untrue or inaccurate on the date of this Agreement or shall become untrue or inaccurate, or (y) Parent or Merger Sub shall have breached or failed to perform any of their respective covenants or agreements set forth in this Agreement, in each case such that the conditions set forth in Section 7.1 would not be satisfied, and (B) if curable, such inaccuracy or breach is not cured within fifteen (15) calendar days after written notice to Parent and Merger Sub (or, if less, the number of calendar days remaining until the Outside Date) describing such breach in reasonable detail; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement; or
          (ii) in order to enter into a definitive agreement to effect a Superior Proposal, if the Company has complied with Section 6.4 and enters such definitive agreement concurrently with such termination and pays the Termination Fee in accordance with the procedures and within the time periods set forth in Section 8.3(b).

     The party desiring to terminate this Agreement pursuant to this Section 8.1 shall give notice of such termination and the provisions of this Section 8.1 being relied on to terminate this Agreement to the other parties.
     Section 8.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Sections 4.20 and 5.8 (Brokers), Section 6.15 (Public Announcements), this Section 8.2, Section 8.3 (Fees and Expenses), Section 8.4 (Amendment or Supplement), Section 8.5 (Extension of Time; Waiver) and Article IX (General Provisions) of this Agreement shall survive the termination hereof. Notwithstanding the foregoing, nothing contained herein shall relieve any party hereto of liability for a deliberate and willful breach of its covenants or agreements set forth in this Agreement prior to such termination or for fraud.
     Section 8.3 Fees and Expenses.
     (a) Except as otherwise provided in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby shall be borne and timely paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, except that the filing fees related to the filing of a Notification and Report Form pursuant to the HSR Act in connection with the Offer, the Merger and the other transactions contemplated hereby (other than attorneys’ fees, accountants’ fees and related expenses), shall be borne and timely paid by Parent.
     (b) In the event that:
          (i) (A) an Acquisition Proposal or intention to make an Acquisition Proposal is made directly to the Company’s shareholders, otherwise publicly disclosed or otherwise communicated to senior management of the Company, the Company Board or a committee thereof, and (B) this Agreement is thereafter terminated by the Company or Parent pursuant to Section 8.1(b)(ii) (other than if the sole reason the Acceptance Time has not occurred by the Outside Date is because one or more of the conditions set forth in clauses (b) (other than if the failure to satisfy such condition was caused solely by the Company’s breach of this Agreement), (c) or (d) of Exhibit A has not been satisfied or waived prior to the Outside Date), or by Parent pursuant to Section 8.1(c)(i), then (1) the Company shall pay to Parent by wire transfer of same day funds to the account or accounts designated by Parent or its designee the Expenses within two Business Days after receipt from Parent of documentation supporting such Expenses, and (2) if, concurrently with or within twelve months after the date of any such termination, (x) the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or the Company Board or any committee thereof recommends to the Company’s shareholders, an Acquisition Proposal or (y) an Acquisition Proposal is consummated, the Company shall pay to Parent or its designee by wire transfer of same day funds to the account or accounts designated by Parent or such designee the Termination Fee concurrently with the earlier of the entry into such definitive agreement with respect to, recommendation of, or consummation of such Acquisition Proposal;

          (ii) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii) or Section 8.1(c)(iii), the Company shall pay to Parent or its designee by wire transfer of same day funds to the account or accounts designated by Parent or such designee the Termination Fee within two Business Days after such termination; and
          (iii) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii), the Company shall pay to Parent or its designee by wire transfer of same day funds to the account or accounts designated by Parent or such designee the Termination Fee concurrently with such termination (as a condition to such termination);
it being understood that (x) in no event shall the Company be required to pay the Termination Fee on more than one occasion and (y) in no event shall the amount of Termination Fee and Expenses to be paid by the Company to Parent and any designee pursuant to this Section 8.3 exceed $3,395,000.00 in the aggregate.
     (c) For purposes of this Section 8.3.
          (i) “Acquisition Proposal”, as used in Section 8.3(b)(i), shall have the meaning ascribed thereto in Section 6.4(i)(ii), except that references in Section 6.4(i)(ii) to “10%” shall be replaced by “50%” and references to “90%” shall be replaced by references to “50%.”
          (ii) “Expenses” means documented fees and expenses incurred or paid by or on behalf of Parent, Merger Sub and their respective Affiliates in connection with the Offer, the Merger or the other transactions contemplated by this Agreement, or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including all documented fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants to Parent, Merger Sub and their respective Affiliates; provided, however, that the aggregate amount of Expenses payable by the Company to Parent or its designees shall not exceed $1,940,000.00.
          (iii) “Termination Fee” means an amount equal to $3,395,000.00, paid by wire transfer in immediately available funds; provided, however, that in the case of Section 8.3(b)(i), Termination Fee means an amount equal to $3,395,000.00 less the amount of Expenses previously paid by the Company to Parent or its designee pursuant to this Section 8.3.
     (d) Each of the parties hereto acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 8.3, and, in order to obtain such payment, Parent or its designee commences a suit that results in a judgment against the Company for all or a portion of the Termination Fee or the Expenses, the Company shall pay to Parent or its designees interest on the amount of the Termination Fee and/or Expenses, as the case may be, from the date such payment was required to be made until the date of payment at the prime rate of The Northern Trust Company in effect on the date such payment was required to be made.

     Section 8.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties hereto by action taken or authorized by written agreement of the parties hereto (by action taken by their respective boards of directors, if required) at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained; provided, however, that (a) after the Acceptance Time, no amendment shall be made that decreases the Merger Consideration and (b) after the Company Shareholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.
     Section 8.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may (by action taken or authorized by their respective boards of directors, if required), to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties of the other party or parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other party or parties contained herein; provided, however, that after the Company Shareholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party or parties, as applicable. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Except as otherwise provided herein, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.
ARTICLE IX
GENERAL PROVISIONS
     Section 9.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed as a whole or in part, after the Effective Time.
     Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Parent, Merger Sub or the Surviving Corporation, to:

Trustmark Companies
400 Field Drive
Lake Forest, Illinois 60045
Attention: General Counsel
Facsimile: (847) 283-3948

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: Larry A. Barden
Scott R. Williams
Facsimile: (312) 853-7036

(ii)	if to the Company, to:

Health Fitness Corporation
1650 West 82nd Street
Suite 1100
Bloomington, Minnesota 55431
Attention: Chief Executive Officer and President
Facsimile: (962) 897-5173

with a copy (which shall not constitute notice) to:

Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, Minnesota 55402
Attention: John A. Satorius
Alexander Rosenstein
Facsimile: (612) 492-7077
     Section 9.3 Certain Definitions. For purposes of this Agreement:
     (a) “Affiliate” of any Person means any other Person that, at the time of determination, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person;
     (b) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City, New York are authorized by Law or executed order to be closed;

     (c) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;
     (d) “knowledge,” means the actual knowledge, after reasonable inquiry (including consultation with outside legal counsel), of the individuals set forth on Section 9.3(d) of the Company Disclosure Letter;
     (e) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;
     (f) “Publicly Available SEC Documents” means the Company SEC Documents filed or furnished by the Company with the SEC since January 1, 2005 and publicly available on the SEC’s EDGAR website prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Documents filed on or after the date hereof); and
     (g) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than fifty percent (50%) of the board of directors or other governing body are owned, directly or indirectly, by: (i) such first Person, (ii) such first Person and one or more of its Subsidiaries, or (iii) one or more Subsidiaries of such first Person.
     Section 9.4 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit, such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The words “include,” “includes” and “including” and words of similar import when used in this Agreement will mean “include, without limitation,” “includes, without limitation” or “including, without limitation,” unless otherwise specified.
     Section 9.5 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof (except that the Confidentiality Agreement shall be deemed amended as necessary so that until the termination of this Agreement in accordance with Section 8.1 hereof, Parent, Merger Sub and the Company shall be permitted to take the actions contemplated by this Agreement).
     Section 9.6 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, other than (a) with respect to the provisions of Section 6.11, which shall inure to the benefit of the Persons benefiting therefrom, who are hereby intended to be third-party beneficiaries thereof, (b) after the Effective Time, the rights of the holders of Shares to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, and (c) after the Effective Time, the rights of the holders of Company Stock Options, Unvested Restricted Stock and Company Warrants to receive the payments contemplated by the applicable provisions of Section 3.2 in accordance with the terms and conditions of this Agreement, which rights are hereby acknowledged and agreed by Parent, Merger Sub and the Company.
     Section 9.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Minnesota, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Minnesota.
     Section 9.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the United States District Court for the District of Minnesota, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto in any court other than the United States District Court for the District of Minnesota, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by such court. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the United States District Court for the District of Minnesota for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     Section 9.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, as a whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Merger Sub may assign in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
     Section 9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the District of Minnesota, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief.
     Section 9.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.
     Section 9.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 9.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 9.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
     Section 9.15 Electronic Signature. This Agreement may be executed by facsimile signature or electronically scanned signature and such signatures shall constitute an original for all purposes.
     Section 9.16 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is hereby expressly waived.
     Section 9.17 Company Disclosure Letter. The Company Disclosure Letter is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company, except and to the extent expressly provided in this Agreement. The fact that any item of information is disclosed in the Company Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. Inclusion of any item in the Company Disclosure Letter shall not be deemed an admission that such item is material or that such item is reasonably likely to result in a Material Adverse Effect. Descriptive headings in the Company Disclosure Letter are inserted for reference purposes and for convenience of the reader only, and shall not affect the interpretation thereof or of this Agreement. Nothing contained in the Company Disclosure Letter shall be construed as an admission of liability or responsibility in connection with any pending, threatened or future matter or proceeding. All references in the Company Disclosure Letter to agreements or Contracts are to the agreements or Contracts as amended, modified, supplemented or replaced from time to time prior to the date hereof and with all addendums, ancillary agreements and schedules thereto.
     Section 9.18 Obligations of Merger Sub and Surviving Corporation. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TRUSTCO HOLDINGS, INC.

By:	/s/ David M. McDonough
Name: David M. McDonough
Title: Chief Executive Officer

TRUSTCO MINNESOTA, INC.

By:	/s/ David M. McDonough
Name: David M. McDonough
Title: President and Chief Executive Officer

HEALTH FITNESS CORPORATION

By:	/s/ Gregg O. Lehman
Name: Gregg O. Lehman, Ph.D.
Title: President and Chief Executive Officer
[Signature Page to Merger Agreement]

EXHIBIT A
CONDITIONS TO THE OFFER
     Capitalized terms used in this Exhibit A and not otherwise defined shall have the respective meanings assigned thereto in the Agreement and Plan of Merger (the “Merger Agreement”) to which this Exhibit A is attached.
     Notwithstanding any other provision of the Offer, but subject to the terms and conditions set forth in the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), Merger Sub (i) shall not be required (A) to accept for payment or (B) to pay for any Shares validly tendered (and not validly withdrawn) pursuant to the Offer and (ii) may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer as to Shares not then paid for, if, immediately prior to the expiration of the Offer (for the avoidance of doubt, as the same shall be extended from time to time pursuant to the terms of the Merger Agreement), any of the following conditions exists or has occurred and is continuing:
     (a) there shall not have been validly tendered and not validly withdrawn a number of Shares that, together with all Shares, if any, then owned by Parent and its Subsidiaries, would represent at least a majority of the outstanding Shares on a fully diluted basis on the date of purchase (which means, as of any time, the number of Shares outstanding, together with all Shares that the Company would be required to issue pursuant to the conversion or exercise of all options, rights and securities convertible into or exercisable for Shares or otherwise, including after giving effect to Section 3.2(a), other than potential dilution attributable to the unexercised portion of the Top-Up Option) (the “Minimum Condition”);
     (b) the applicable waiting period (and any extension thereof) under the HSR Act or other applicable Antitrust Laws in respect of the transactions contemplated by the Merger Agreement shall not have expired or been terminated;
     (c) there is pending any suit, action or proceeding by any Governmental Entity, or any Governmental Entity has indicated in writing to the Company or any of its Subsidiaries that such Governmental Entity intends to initiate, pursue or participate in any suit, action or proceeding, (i) challenging the acquisition by Parent or Merger Sub of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or any other material transaction contemplated by the Merger Agreement, or seeking to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company and its Subsidiaries (taken as a whole) or Parent or any of their respective Subsidiaries (taken as whole), or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries (taken as a whole) or Parent and its Subsidiaries (taken as a whole), as a result of the Offer, the Merger or any other transaction contemplated by the Merger Agreement, (iii) seeking to impose material limitations on the ability of Parent or Merger Sub to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares purchased by it on all matters properly presented to the shareholders of the Company, or (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and its Subsidiaries (taken as a whole) after the Effective Time;
     (d) any applicable Law shall be enacted, entered, enforced, promulgated, amended, issued or in effect with respect to, or approval withheld with respect to, Parent, the Company, or any of their respective Subsidiaries or the Offer, the Merger or the other transactions contemplated by the Merger Agreement, that results directly or indirectly, in any of the consequences referred to in paragraph (c) above;
     (e) (i) any of the representations and warranties of the Company contained in Section 4.2(b) and/or 4.2(g) (Capital Stock) of the Merger Agreement shall not be true and correct in all respects at and as of and immediately prior to the expiration of the Offer as if made at and as of such time or, if any such representation or warranty is made only as of an earlier specified date, shall not be true and correct in all respects at and as of such earlier specified date, other than failures to be true or correct which, individually or in the aggregate, would result in payments by, or involve indebtedness of, any of Parent, the Company and/or any of their respective Subsidiaries of less than $100,000, or (ii) any of the representations and warranties of the Company contained in the Merger Agreement other than those described in clause (i) shall not be true and correct at and as of immediately prior to the expiration of the Offer as if made at and as of such time, or if any such representation or warranty is made only as of an earlier specified date, shall not be true and correct at and as of such earlier specified date, unless in all instances the failure of any such representations or warranties of the Company described in this clause (ii) to be true and correct, including the circumstances giving rise to such failure to be true and correct, considered individually or in the aggregate with all other such failures, has not had, and would not reasonably be expected to have, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties in the context of this subparagraph, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded);
     (f) the Company shall have breached in any material respect and not cured any of its obligations under the Merger Agreement, and the cure period for any such obligations shall have lapsed;
     (g) any event, change, circumstance, effect, state of facts or development shall have occurred after the date of the Merger Agreement that, individually or in the aggregate with all other such events, changes, circumstances, effects, states of factors or developments, has, or would reasonably be expected to have a Material Adverse Effect;
     (h) the Company shall have failed to deliver to Parent a certificate signed by an executive officer of the Company certifying that none of the conditions specified in paragraphs (e), (f) and (g) above has occurred;
     (i) (i) an Adverse Recommendation Change shall have occurred, or (ii) the Company Board, any committee thereof or the Company shall have caused or permitted the Company to enter into any Alternative Acquisition Agreement or taken any action to render the restrictions on (A) a “control share acquisition” (as defined in Section 302A.011 of the MBCA) set forth in

Section 302A.671 of the MBCA or (B) a “business combination” with an “interested shareholder” (each as defined in Section 302A.011 of the MBCA) set forth in Section 302A.673 of the MBCA inapplicable to any transaction included in the definition of Acquisition Proposal or granted any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Acquired Companies, or resolved, agreed or proposed to take any such actions; or
     (j) the Merger Agreement shall have been terminated in accordance with its terms.
     Subject in each case to the terms of the Merger Agreement and the applicable rules and regulations of the SEC, the foregoing conditions (except for the Minimum Condition) are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent, at the applicable times specified above, regardless of the circumstances giving rise to such condition, or may be waived by Merger Sub and Parent as a whole or in part at any time and from time to time in their reasonable discretion. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time, at the applicable times specified above.

EXHIBIT B
ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
HEALTH FITNESS CORPORATION

          FIRST. The name of this Corporation shall be:
Health Fitness Corporation
          SECOND. Its registered office in the State of Minnesota is to be located at 380 Jackson Street, Suite 700, in the City of St. Paul, County of Ramsey and its registered agent at such address is CORPORATION SERVICE COMPANY.
          THIRD. The purpose or purposes of the Corporation shall be:
          To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Act of the State of Minnesota.
          FOURTH. The total number of shares of stock which this Corporation is authorized to issue is:
          One Thousand (1,000) shares of common stock, $0.01 par value per share.
          FIFTH. No shareholder of this Corporation shall have any preferential, preemptive or other rights to subscribe for, purchase or acquire any shares of the Corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.
          SIXTH. Any action required or permitted to be taken at a meeting of the Board of Directors of this Corporation not needing approval by the shareholders under Minnesota Statutes, Chapter 302A, may be taken by written action signed by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors were present.
          SEVENTH. Any action required or permitted to be taken at a meeting of the shareholders of this Corporation, may be taken by written action signed by the shareholders having voting power equal to the voting power that would be required to take the same action at a meeting of the shareholders at which all the shareholders were present.
          EIGHTH. No director shall be personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty by such director as a director.

B-1

Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 302A.559 of the Business Corporation Act of the State of Minnesota or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eighth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.
* * *
     IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Amended and Restated Articles of Incorporation as of the       day of      , 2010.

[Name]
[Title]

B-2

INDEX OF DEFINED TERMS

Definition	Location
Acceptable Confidentiality Agreement	6.4(i)(i)
Acceptance Time	1.1(c)
Acquired Companies	4.1(a)
Acquired Company	4.1(a)
Acquisition Proposal	8.3(c)(i), 6.4(i)(ii)
Action	4.9
Additional Privacy Requirements	4.25
Adverse Recommendation Change	6.4(d)
Affiliate	9.3(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.4(d)
Antitrust Law	6.8(e)
Articles of Merger	2.3
Book-Entry Shares	3.3(b)
Business Day	9.3(b)
Certificates	3.3(b)
Closing	2.2
Closing Date	2.2
Code	3.4
Company	Preamble
Company Board	Recitals
Company Board Determination	Recitals
Company Constituent Documents	4.1(b)
Company Credit Facility	6.21
Company Disclosure Documents	4.7(a)
Company Disclosure Letter	Article IV
Company Employee	6.9(a)
Company Equity Plans	3.2(a)
Company Plan	4.11(a)
Company Recommendation	1.3(a)
Company Registered IP	4.18(a)
Company SEC Documents	4.5(a)
Company Shareholder Approval	4.3
Company Shareholders Meeting	6.5(b)
Company Stock Equivalents	4.2(b)
Company Stock Option	3.2(a)
Company Voting Debt	4.2(b)
Company Warrants	3.2(c)
Compensation Committee	4.21
Compliance Plan	4.25
Confidentiality Agreement	6.6(b)
Contract	4.15
control	9.3(c)

INDEX OF DEFINED TERMS

Definition	Location
controlled	9.03(c)
controlled by	9.3(c)
Costs	6.11(a)
Covered Securityholders	4.21
D&O Insurance	6.11(c)
Directors	1.4(a)
Dissenting Shares	3.5
DOJ	4.10(d)
Effective Time	2.3
Election Time	1.4(a)
Environmental Laws	4.13(c)(i)
Environmental Permits	4.13(c)(ii)
ERISA	4.11(a)
ERISA Affiliate	4.11(c)
ESPP	3.7
Exchange Act	1.1(a)
Expenses	8.3(c)(ii)
Foreign Antitrust Laws	4.4(b)
Forfeited Restricted Stock	4.2(b)
FTC	6.8(b)
GAAP	4.5(b)
Governmental Entity	4.4(b)
Healthcare Laws	4.26(a)
HIPAA	4.25
HIPAA Commitments	4.25
HSR Act	4.4(b)
Indemnified Parties	6.11(a)
Independent Directors	1.4(c)
Intellectual Property	4.18(a)
IRS	4.11(a)
knowledge	9.3(d)
Law	4.4(a)
Liens	4.2(a)
Listed Renewal Contracts	4.19(b)
Material Adverse Effect	4.1(a)
Material Contract	4.15
Materials of Environmental Concern	4.13(c)(iii)
MBCA	1.1(b)
Merger	Recitals
Merger Agreement	Exhibit A
Merger Consideration	3.1(a)
Merger Sub	Preamble
Minimum Condition	Exhibit A

INDEX OF DEFINED TERMS

Definition	Location
Minnesota Registration Statement	1.1(e)
Notice of Superior Proposal	6.4(f)
Notice Period	6.4(f)
Offer	Recitals
Offer Conditions	1.1(a)
Offer Documents	1.2
Offer Price	3.1(a)
Offer to Purchase	1.2
Outside Date	1.1(b)
Parent	Preamble
Parent Material Adverse Effect	5.1(a)
Parent Plan	6.9(b)
Paying Agent	3.3(a)
Payment Fund	3.3(a)
Permits	4.10(b)
Permitted Liens	4.17(b)
Person	9.3(e)
Proxy Statement	4.7(a)
Qualified Acquisition Proposal	6.4(c)
Real Property	4.17(b)
Real Property Leases	4.17(b)
Representatives	6.4(b)
Schedule 14D-9	1.3(b)
Schedule TO	1.2
SEC	1.1(b)
Securities Act	1.5(d)
Shares	Recitals
SOX	4.5(d)
Subsequent Offering Period	1.1(b)
Subsidiary	9.3(f)
Superior Proposal	6.4(i)(iii)
Surviving Corporation	2.1
Takeover Laws	4.22
Tax	4.14(l)(i)
Tax Returns	4.14(l)(ii)
Termination Fee	8.3(c)(iii)
Top-Up Closing	1.5(c)
Top-Up Option	1.5(a)
Top-Up Shares	1.5(a)
under common control with	9.3(c)
Unvested Restricted Stock	3.2(b)
WARN	4.12

List of Disclosure Sections*

Section 4.1(a)	Organization, Standing and Power
Section 4.1(b)	Organization, Standing and Power – Minutes
Section 4.2(a)	Capital Stock – Acquired Companies
Section 4.2(b)	Capital Stock – Company
Section 4.2(c)	Capital Stock – Company Stock Options
Section 4.2(d)	Capital Stock – Company Warrants
Section 4.2(e)	Capital Stock – Unvested Restricted Stock
Section 4.2(g)	Capital Stock – Indebtedness for Borrowed Money
Section 4.4	Consents and Approvals
Section 4.6	No Undisclosed Liabilities
Section 4.8	Absence of Certain Changes or Events
Section 4.9	Litigation
Section 4.10(a)	Compliance with Laws
Section 4.10(c)	Compliance with Laws – Permits
Section 4.11(a)	Company Plans
Section 4.11(b)	Benefit Plans – Compliance with Laws
Section 4.11(c)	Benefit Plans – Title IV Plans
Section 4.11(d)	Benefit Plans - Post Termination or Life Benefits
Section 4.11(e)	Benefit Plans - COBRA and ERISA Section 502 Violations
Section 4.11(f)	Benefit Plans – Severance; Acceleration of Vesting
Section 4.11(g)	Benefit Plans – Non-deductible Payment; Excise Tax
Section 4.12	Labor Matters
Section 4.13	Environmental Matters
Section 4.14(a)	Taxes
Section 4.14(d)	Taxes – Examination
Section 4.14(g)	Taxes – Pending/Threatened Actions
Section 4.15	Contracts
Section 4.16	Insurance
Section 4.17(b)	Real Property Leases
Section 4.17(c)	Properties – Improvements
Section 4.18(a)	Intellectual Property
Section 4.18(b)	Intellectual Property – Maintenance and Protection
Section 4.18(c)	Intellectual Property – Infringement
Section 4.19(a)	Relationships with Customers
Section 4.19(b)	Relationships with Customers – Expired Customer Contracts
Section 4.20	Brokers
Section 4.25	HIPAA
Section 4.26	Compliance with Healthcare Laws and Regulations
Section 6.1	Conduct of Business of the Company
Section 6.9(c)	Employment and Employee Benefits Matters; Other Plans
Section 9.3(d)	Knowledge

*	Sections omitted pursuant to Item 601(b)(2) of Regulation S-K.